UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240-14a-12

CAPITAL CITY BANK GROUP, INC.

(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of

2017 Annual Meeting of Shareowners

and Proxy Statement

217 North Monroe Street

Tallahassee, Florida 32301

LETTER TO SHAREOWNERS

217 North Monroe Street

Tallahassee, Florida 32301

March 7, 2017

Dear Fellow Shareowners:

Please join us for our 2017 Annual Shareowners Meeting at 10 a.m., local time, on Tuesday, April 25, 2017, at the Florida State University Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32301. I look forward to this opportunity to share highlights from 2016 and discuss near- and longer-term plans for Capital City. I will also be calling for a vote on several important matters.

As a valued Capital City Bank supporter, your vote is important and your Board of Directors encourages you to let your voice be heard. Proxy materials are enclosed for your convenience and are accessible at www.proxyvote.com along with the 2016 Annual Report. We are distributing Proxy Materials online rather than mailing printed copies as it allows us to expedite delivery to our shareowners and offers the lower-cost, more environmentally responsible option. You will not receive printed copies unless you request them by following the instructions contained in the Notice of Internet Availability of Proxy Materials.

Whether or not you are able to attend the meeting in person, I encourage you to vote as soon as possible. Voting your proxy ensures your representation at the meeting, and we offer several methods of voting for your convenience: by telephone, online at www.proxyvote.com or via mailed proxy card if you received paper copies of your materials.

Thank you for your vote and for your continued support. I look forward to seeing you in April and hope you will be able to join us for light refreshments at 9:30 a.m. before the meeting begins.

Your banker,

William G. Smith, Jr.

Chairman, President,

and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

BUSINESS

(1)    Vote on four Class II nominees and one Class III nominee for election to the Board of Directors;

(2)    Consider and approve, on a non-binding advisory basis, the compensation of Capital City’s named executive officers;

(3)    Hold a nonbinding advisory vote on frequency of the advisory vote on executive compensation;

(4)    Ask for ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the current fiscal year; and

(5)    Transact other business properly coming before the meeting or any postponement or adjournment of the meeting.

RECORD DATE

Shareowners owning Capital City Bank Group shares at the close of business on February 27, 2017, are entitled to notice of, attend, and vote at the meeting. A list of these shareowners will be available at the Annual Meeting and for 10 days before the Annual Meeting between the hours of 9 a.m. and 5 p.m., Eastern Time, at our principal executive offices at 217 North Monroe Street, Tallahassee, Florida 32301.

TIME

10:00 a.m., local time, April 25, 2017

PLACE

Florida State University
Turnbull Conference Center
555 West Pensacola Street
Tallahassee, Florida 32301

VOTING

Even if you plan to attend the meeting in Tallahassee, Florida, please provide us your voting instructions in one of the following ways as soon as possible:

:    Use the Internet address on the Notice of Internet Availability of Proxy Materials or the proxy card;

  Use the toll-free number on the proxy card, if you received one. You can also find the toll-free number to vote your shares when you access the Internet address on the Notice of Internet Availability of Proxy Materials; or

+   Mark, sign, and date the proxy card and return in the enclosed postage-paid envelope. This option is available only to those shareowners who have received a paper copy of a proxy card by mail.

By Order of the Board of Directors

J. Kimbrough Davis
Executive Vice President, Chief Financial Officer, and Corporate Secretary

Tallahassee, Florida
March 7, 2017

Important Notice Regarding the Availability of Proxy Materials for the Shareowners’ Meeting to be Held on April 25, 2017. The Proxy Statement and the Annual Report are available at: www.proxyvote.com.

CONTENTS

Proxy Statement	2
Voting Information	2
Proposal No. 1 – Election of Directors	3
Corporate Governance at Capital City	9
Board Committee Membership	13
Director Compensation	14
Transactions with Related Persons	15
Compensation Discussion and Analysis	17
Executive Compensation	30
Proposal No. 2 – Nonbinding Advisory Resolution to Approve our Executive Compensation	35
Proposal No. 3 – Nonbinding Advisory Vote on the Frequency of a Shareowner Vote on the Compensation
of the Named Executive Officers	36
Proposal No. 4 – Ratification of Independent Auditors	37
Audit Committee Matters	37
Share Ownership	39
Proxy Statement – General Information	41
Other Matters	44

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 1

PROXY STATEMENT

We are providing these Proxy Materials in connection with the solicitation by the Board of Directors (the “Board”) of Capital City Bank Group, Inc., a Florida corporation (“Capital City”), of proxies to be voted at our 2017 Annual Meeting of Shareowners and at any adjournments or postponements of the Annual Meeting.

We will hold our 2017 Annual Meeting at 10:00 a.m., local time, Tuesday, April 25, 2017, at the Florida State University Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32301. We are making these Proxy Materials available to our shareowners on or about March 7, 2017.

At Capital City, and in this Proxy Statement, we refer to our employees as “associates.” Also in the Proxy Statement, we refer to Capital City as the “Company,” “we,” or “us” and to the 2017 Annual Meeting as the “Annual Meeting.”

VOTING INFORMATION

Who can vote?

All shareowners of record at the close of business on the record date of February 27, 2017 are entitled to receive these Proxy Materials and to vote at the Annual Meeting. On that date, there were 16,950,355 shares of our common stock outstanding and entitled to vote.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareowner of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareowner of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone, or mail.

How do I vote my shares in the 401(k) plan?

If you are an associate who participates in Capital City’s 401(k) Plan, you may instruct the Plan trustee on how to vote your shares in the Plan by mail, by telephone, or on the Internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card. If you own shares through the Plan and you do not vote, the Plan trustee will vote the shares in the same proportion as other Plan participants vote their Plan shares.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a shareowner of record or beneficially, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet or by telephone. If you requested and received a paper copy of a proxy card by mail, you may vote by mail. Instructions are on the Notice of Internet Availability of Proxy Materials or the proxy card.

Whether you provide voting instructions by the Internet or by telephone, or vote by mail, you are designating certain individuals to vote on your behalf as your legal Proxy. We have designated Bethany H. Corum and Dale A. Thompson each as a Proxy. The Proxies will vote all valid voting instructions and proxy cards that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

What is the deadline for voting my shares?

If you hold shares as the shareowner of record, then your vote by proxy must be received before 11:59 p.m., Eastern Time, on April 24, 2017 (the day before the Annual Meeting). If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the instructions provided by your broker, trustee, or other nominee.

2 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board is divided into three classes, designated Class I, Class II, and Class III. The directors in each class are elected for terms of three years. At the Annual Meeting, the shareowners will elect four Class II directors and one Class III director. Our Board proposes the following five nominees for election as directors at the Annual Meeting. Each of the nominees is currently serving as a member of the Board, including Ms. Johnson and Messrs. Connally and Grant who were appointed by our Board earlier this year. The proxies will vote, unless instructed otherwise, each valid voting instruction and proxy card for the election of the following nominees as directors.

Lina Knox will retire from the Board immediately prior to the Annual Meeting in accordance with our mandatory retirement policy in our Corporate Governance Guidelines.

If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute as the Board may recommend, or the Board may by resolution reduce the size of the Board to eliminate the resulting vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve.

If the five director nominees are elected, the Board will have no vacancies. Brokers do not have discretion to vote on this proposal without your instructions. If you do not instruct your broker how to vote on this proposal, your broker will deliver a nonvote on this proposal.

The following paragraphs provide information as of the date of this Proxy Statement about each nominee and each incumbent director not up for re-election in the categories of: age, positions held, principal occupation and business experience for the past five years, and names of other publicly-held companies for which he or she serves as a director or has served as a director during the past five years. While the following paragraphs note certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, we also believe that all of our nominees and incumbent directors not up for re-election have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareowners.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2020

President-Capital City Bank Age: 64 Director since: 1982 Other current public company boards: None

THOMAS A. BARRON

Mr. Barron is our Treasurer and was appointed President of Capital City Bank in 1995. We believe Mr. Barron’s qualifications to sit on our Board include his more than three decades of banking experience, including more than 20 years as the President of Capital City Bank.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 3

Independent director Age: 47 Director since: 2017 Board committees: Corporate Governance and Nominating Other current public company boards: Gulf Power Company

STANLEY W. CONNALLY, JR.

Mr. Connally has been employed by Southern Company since 1989, and since 2012, Mr. Connally has served as Chairman, President, and Chief Executive Officer of Gulf Power Company, a subsidiary of Southern Company. Mr. Connally also serves on the boards of the Florida Chamber of Commerce, Florida Council of 100 and Enterprise Florida. He has also been appointed by Florida Governor Rick Scott to the Aerospace Alliance board, a four-state organization working to bring aviation-related jobs to the Gulf Coast and to Triumph Gulf Coast, Inc. We believe Mr. Connally’s qualifications to sit on our Board include his executive leadership and management experience and his operational and financial expertise gained from almost three decades of increasing responsibility at a Fortune 500 company.

Independent director Age: 61 Director since: 2003 Board committees: Audit and Compensation Other current public company boards: None

J. EVERITT DREW

Since 2007, Mr. Drew has been President of SouthGroup Equities, Inc., a private real estate investment and development company. From 2000 to 2007, Mr. Drew was President of St. Joe Land Company where his duties included overseeing the sale and development efforts of several thousand acres of St. Joe property in northwest Florida and southwest Georgia. We believe Mr. Drew’s qualifications to sit on our Board include his experience as President of St. Joe Land Company, which at the time was the largest landowner in Florida, as well as his operational and financial expertise gained from the successful operation of his own business.

Independent director Age: 41 Director since: 2017 Board committees: Audit and Corporate Governance and Nominating Other current public company boards: None

ERIC GRANT

Mr. Grant has been employed by Municipal Code Corporation, the nation’s largest provider of municipal solutions, including printing and hosting municipal codes online, since 2007. Mr. Grant served as Vice President of the Supplement Department of Municipal Code Corporation until September 2012. Since September 2012, Mr. Grant has served as President. Prior to receiving his Juris Doctorate from the University of Virginia, Mr. Grant attended the United States Naval Academy and Georgetown University’s School of Foreign Service while serving as a member of the United States Marine Corps. In addition to being stationed in Virginia, Kentucky, California and abroad, Grant and his unit, the 15th Marine Expeditionary Unit, were deployed during Operation Enduring Freedom in 2001. Mr. Grant also serves on the boards of the Community Foundation of North Florida and the United Way of the Big Bend. We believe Mr. Grant’s qualifications to sit on our Board include his executive leadership and management experience.

4 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

NOMINEE TO SERVE FOR A one-YEAR TERM EXPIRING IN 2018

Independent director Age: 54 Director since: 2017 Board committees: Audit and Corporate Governance and Nominating Other current public company boards: None

LAURA JOHNSON

For over two decades, Ms. Johnson has been the founding artist and Chief Executive Officer of Coton Colors, a leading lifestyle brand in the giftware and home décor industries headquartered in Tallahassee, Florida. We believe Ms. Johnson’s qualifications to sit on our Board include her executive leadership and management experience and her operational and financial expertise gained from the successful operation of her own businesses.

The Board of Directors unanimously recommends a vote “FOR” the nominees.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 5

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Continuing Class III Directors (term expiring in 2018)

Independent director Age: 66 Director since: 2003 Board committees: Audit and Compensation Other current public company boards: None

FREDERICK CARROLL, III

From 1990 to 2014, Mr. Carroll was the Managing Partner of Carroll and Company, CPAs, an accounting firm specializing in tax and audit based in Tallahassee, Florida. He currently serves as a tax professional for Carroll and Company, CPAs. Mr. Carroll has practiced as a Certified Public Accountant since 1977. Mr. Carroll has a master’s degree in accounting. We believe Mr. Carroll’s qualifications to sit on our Board include his long and varied business career, including his extensive accounting experience.

Independent director Age: 68 Director since: 1998 Board committees: Compensation and Corporate Governance and Nominating (Chair) Other current public company boards: None

JOHN K. HUMPHRESS

Since 1973, Mr. Humphress has been a shareholder of a public accounting firm, Wadsworth, Humphress & Hollar, P.A. (and its predecessors). We believe Mr. Humphress’s qualifications to sit on our Board include his long and diversified business career, including his extensive accounting experience.

Independent director Age: 67 Director since: 2003 Board committees: Corporate Governance and Nominating Other current public company boards: None

HENRY LEWIS III

Dr. Lewis has been President of Tuskegee Homes, LLC since 2004. From November 2012 through present, Dr. Lewis has been a management consultant for The Infrastructure Company. From January 2011 through November 2012, he was the President of Florida Memorial University. Previously, he was Professor and Dean of the College of Pharmacy and Pharmaceutical Sciences at Florida A&M University from 1994 until 2011. He also served as Interim President of Florida A&M in 2002. Prior to Dr. Lewis’s appointment to these positions, he served as Dean of the College of Pharmacy and Health Sciences at Texas Southern University from 1990 to 1994. He sits on the Board of Regents of the National Library of Medicine. We believe Dr. Lewis’s qualifications to sit on our Board include his experience leading organizations, and his strong skills in government relations and strategic planning.

6 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Continuing Class I Directors (term expiring in 2019)

Independent director Age: 65 Director since: 2013 Board committees: Audit and Compensation Other current public company boards: Gulf Power Company

ALLAN G. BENSE

Mr. Bense is currently President and CEO of Bense Enterprises, Inc., which is affiliated with companies that have interests in road building, general construction, mechanical contracting, insurance, golf courses, and farming since the early 1980s. He served as Speaker of the Florida House of Representatives from 2004 to 2006. Until 2015, Mr. Bense served as the chairman of the Florida State University Board of Trustees. He is also Chairman of the Board of the James Madison Institute, Chairman of the Bay Economic Alliance, a member of the Florida Council of 100, and a director of Gulf Power Company. We believe Mr. Bense’s qualifications to sit on our Board include his executive leadership and management experience and his operational and financial expertise gained from the successful operation of his own businesses.

Independent director Age: 67 Director since: 1994 Board committees: Compensation (Chair) and Corporate Governance and Nominating Other current public company boards: None

CADER B. COX, III

From 1976 to 2006, Mr. Cox served as President, and from 2006 until 2013, he served as CEO of Riverview Plantation, Inc., a resort and agricultural company located in Georgia. He currently serves as Chairman of Riverview Plantation, Inc. and an officer and a director of Plantation Precooler, Inc., a large fresh vegetable operation. He is extensively involved in the community, including serving as a board member for The University of Georgia Research Foundation Board, trustee of AgriTrust, and a Board member of University of Georgia Real Estate Foundation Board. We believe Mr. Cox’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of his own businesses, as well as his executive leadership and management experience.

Independent director Age: 60 Director since: 2016 Board committees: Audit (Chair) Other current public company boards: 1st Franklin Financial Corp.

JOHN G. SAMPLE, JR.

Mr. Sample has served as Senior Vice President and Chief Financial Officer of Atlantic American Corporation, an Atlanta, Georgia-based holding company that operates through its subsidiaries in specialty markets within the life, health and property and casualty insurance industries, since July 2002 and Corporate Secretary since May 2010. Prior to joining Atlantic American Corporation in July 2002, he had been a partner of Arthur Andersen LLP since 1990. Mr. Sample has also served as a director and chairman of the audit committee of the board of directors of 1st Franklin Financial Corporation, a consumer finance company that originates and services direct cash loans, real estate loans and sales finance contracts through 283 branch offices located throughout the southeastern United States, since 2004. We believe Mr. Sample’s qualifications to sit on our Board include his executive leadership and management experience, his extensive accounting and financial background, and his experience in the financial services industry.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 7

Chairman Age: 63 Director since: 1982 Other current public company boards: Southern Company

WILLIAM G. SMITH, JR.

Mr. Smith currently serves as our Chairman, President, and Chief Executive Officer. He was elected Chairman in 2003 and has been President and Chief Executive Officer since 1995. Mr. Smith also serves as Chairman of Capital City Bank, a position he has held since 1995. In addition, Mr. Smith has served as a director of Southern Company since February 2006. Mr. Smith is the first cousin of Lina Knox, a director who is retiring from the Board immediately before the Annual Meeting. We believe Mr. Smith’s qualifications to sit on our Board include his almost four decades of banking experience, including more than 20 years as our President and Chief Executive Officer.

Executive Officers

Executive officers are elected annually by the Board at its meeting following the annual meeting of shareowners to serve for a one-year term and until their successors are elected and qualified. Thomas A. Barron and William G. Smith, Jr. serve as directors and executive officers and J. Kimbrough Davis is an executive officer.

J. KIMBROUGH DAVIS

Mr. Davis, 63, was appointed our Executive Vice President and Chief Financial Officer in 1997. He served as Senior Vice President and Chief Financial Officer from 1991 to 1997. In 1998, he was appointed Executive Vice President and Chief Financial Officer of Capital City Bank.

8 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

CORPORATE GOVERNANCE at capital city

GOVERNING PRINCIPLES

We are committed to maintaining a business atmosphere where only the highest ethical standards and integrity prevail. An unwavering adherence to high ethical standards provides a strong foundation on which our business and reputation can thrive, and is integral to creating and sustaining a successful, high-caliber company.

Corporate Governance and Nominating Committee Report

During 2016, the Corporate Governance and Nominating Committee focused its efforts on:

▪	Board refreshment, ultimately nominating Stanley W. Connally, Jr., Eric Grant, and Laura Johnson as directors;
▪	Management succession planning, specifically for the positions of Chief Executive Officer, President, and Chief Financial Officer; and
▪	Reviewing risk management practices, including scheduling time with senior executive officers to discuss cybersecurity practices, posture, and response, as well as insurance coverages in place to help protect the Company and its shareowners in the event a cyberattack occurs.

2016 Corporate Governance and Nominating Committee:

John K. Humphress (Chair)

Cader B. Cox, III

Lina S. Knox

Henry Lewis III

BOARD’S RESPONSIBILITIES AND DUTIES

Succession Planning

The Board plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, William G. Smith, Jr., our Chairman, President, and CEO, annually provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain other senior management positions. The Corporate Governance and Nominating Committee and our independent directors in an executive session annually review this updated assessment. In addition, the Board interacts with members of senior management who are potential successors to our executive management.

Board Refreshment

Our Corporate Governance Guidelines reflect our belief that directors should not be subject to term limits because it would likely cause us to lose directors who have developed insight into our strategies and operations and risks. Nevertheless, we have several policies in place to support board refreshment such as a mandatory retirement age, mandatory resignation if the director does not receive a majority vote of support from our shareowners, mandatory tender of a resignation upon a change in our director’s principal employment, and a strict prohibition on serving on too many boards. Nevertheless, our Board regularly reviews its own composition, and considers and plans for an orderly transition and refreshment process, which includes planning for potential retirements and identifying potential candidates for service as new directors. As part of this process, over the past four years, the Board has added five new independent directors, Ms. Johnson and Messrs. Bense, Connally, Grant, and Sample, whom the Board believes have the relevant experience and expertise to complement that of our other directors and to further contribute to the Board’s ongoing guidance of our company.

Risk Management

The Board believes that risk management is an important component of our corporate strategy. While we assess specific risks at our committee levels, the Board, as a whole, oversees our risk management process, and discusses and reviews with management major policies with respect to risk assessment and risk management. The Board is regularly informed through committee reports about our risks. In addition, we have an Enterprise Risk Oversight Committee, which reports to the Board at least twice per year. The Enterprise Risk Oversight Committee serves to assist the Board in establishing and monitoring our key risks, and meets at least on a quarterly basis.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 9

Board and Committee Evaluations

The Corporate Governance and Nominating Committee uses a variety of methods to annually evaluate the Board as a whole and its committees. In most years, the Corporate Governance and Nominating Committee uses written questionnaires for the evaluation. Directors submit completed questionnaires to the Chair of the Corporate Governance and Nominating Committee, who summarizes the results without attribution. The full Board discusses the summary of the Board evaluation, and each committee discusses the summary of its own evaluation. In other years, the evaluation is conducted by the Corporate Governance and Nominating Committee by sending each director a series of questions for the director to consider. The evaluation is then conducted verbally in executive session led by the Chair of the Corporate Governance and Nominating Committee.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that give effect to the Nasdaq corporate governance listing standards and various other corporate governance matters.

Codes of Conduct and Ethics

The Board has adopted Codes of Conduct applicable to all directors, officers, and associates, and a Code of Ethics applicable to our Chief Executive Officer and our financial and accounting officers, all of which are available, without charge, upon written request to:

Capital City Bank Group, Inc.

c/o Corporate Secretary

217 North Monroe Street

Tallahassee, Florida 32301

These codes are designed to comply with Nasdaq and SEC requirements. We will disclose any amendments to, or waivers from, the Code of Ethics on our website (www.ccbg.com) within four business days of such determination.

Board structure and process

Independent Directors

Our common stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of our directors be “independent,” as defined by Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with us, our external or internal auditors, or other companies that do business with us. Our Board has adopted categorical independence standards that include all objective standards of independence set forth in the Nasdaq rules. The categorical independence standards are posted to the Corporate Governance section of our website, www.ccbg.com. Based on these standards, our Board has affirmatively determined that the following current directors, constituting a majority of our directors, are independent: Allan G. Bense, Frederick Carroll, III, Stanley W. Connally, Jr., Cader B. Cox, III, J. Everitt Drew, Eric Grant, John K. Humphress, Laura Johnson, Lina S. Knox (retiring from the Board), Henry Lewis III, and John G. Sample, Jr.

Board Leadership

The Board has no policy with respect to separation of the positions of Chairman and CEO or with respect to whether the Chairman should be a member of management or an independent director, and believes that these are matters that should be discussed and determined by the Board from time to time. When the Chairman of the Board is a member of management or is otherwise not independent, the non-associate directors elect a lead director, which we discuss below. Currently, William G. Smith, Jr. serves as our Chairman and CEO. Given the fact that Mr. Smith is tasked with the responsibility of implementing our corporate strategy, we believe he is best suited for leading discussions regarding performance relative to our corporate strategy, and these discussions represent a significant portion of our Board meetings.

10 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Lead Director

The independent directors of our Board of Directors annually elect an independent director to serve in a lead capacity. Although elected annually, the lead director is generally expected to serve for more than one year. Mr. Drew serves as our lead director. The lead director’s duties, which are listed in a Board approved charter, include:

▪	presiding at all meetings of the Board at which the Chairman is not present;
▪	calling meetings of the independent directors;
▪	coordinating with the Chairman the planning of meeting agenda items; and
▪	serving as an independent point of contact for shareowners wishing to communicate with the Board other than through the Chairman.

We have posted the Lead Director Charter on our website, www.ccbg.com.

Independent Director Meetings In Executive Sessions

Our independent directors have established a policy to meet separately without any Company associates present in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by our independent directors. Any independent director may call an executive session of independent directors at any time. In 2016, the independent directors met in an executive session four times.

Director Nominating Process

The Corporate Governance and Nominating Committee annually reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with applicable Nasdaq and regulatory requirements.

The Corporate Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareowners. The Corporate Governance and Nominating Committee will consider criteria including the nominee’s current or recent experience as a senior executive officer, whether the nominee is independent, as that term is defined by the Nasdaq listing standards, the business experience currently desired on the Board, geography, the nominee’s banking industry experience, and the nominee’s general ability to enhance the overall composition of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints and generally considers this issue during the annual board and committee evaluation process.

Our Corporate Governance and Nominating Committee identifies nominees for directors primarily based upon suggestions from shareowners, current directors, and executives. The Chair of the Corporate Governance and Nominating Committee and at least one other member of the Corporate Governance and Nominating Committee interviews director candidates. The full Board formally nominates candidates for director to be included in the slate of directors presented for shareowner vote based upon the recommendations of the Corporate Governance and Nominating Committee following this process.

Voting Standard

Our Bylaws provide that in an uncontested election, if a nominee for director does not receive at least a majority of the votes cast at any meeting for his or her election at which a quorum is present, then the director must promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee would then recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of the certification of the election results. If a director’s resignation is not accepted by the Board, then such director will continue to serve the remainder of the director’s term. If a nominee’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any remaining vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as our director, a person must deliver to our Corporate Secretary a written agreement that such person will abide by these requirements.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 11

Mandatory Retirement Policy

Our Corporate Governance Guidelines provide for mandatory director retirement at age 72.

Director Service on Other Boards

To ensure that our directors can provide sufficient time and attention to the Company, our directors may not serve on more than three other boards of directors of public companies in addition to our Board. Our CEO may not serve on more than two other boards of directors of public companies in addition to our Board.

Change in Director Occupation

A director whose principal occupation or business association changes substantially during the director’s tenure must tender a resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

DIRECTOR ATTENDANCE

Our Board met 12 times in 2016. All of our directors attended at least 96.7 percent of the aggregate number of meetings of the Board and Committees on which they served. We expect all directors to attend our Annual Meeting. All directors, who were directors at the time of our Annual Meeting in 2016, attended the 2016 Annual Meeting.

SHAREOWNER COMMUNICATIONS

Our Corporate Governance Guidelines provide for a process by which shareowners may communicate with the Board, a Board committee, the independent directors as a group, or individual directors. Shareowners who wish to communicate with the Board, a Board committee, or any other directors or individual directors may do so by sending written communications to the address below:

Capital City Bank Group, Inc.

c/o Corporate Secretary

217 North Monroe Street

Tallahassee, Florida 32301

Communications will be compiled by our Corporate Secretary and submitted to the Board, a committee of the Board, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board. The Board has requested that the Corporate Secretary submit to the Board all communications received, excluding those items that are not related to board duties and responsibilities, such as: mass mailings, job inquiries, resumes, advertisements, solicitations, and surveys.

12 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

BOARD COMMITTEE MEMBERSHIP

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

The Committee assists the Board in its oversight of:

▪ the integrity of our financial reporting process, system of internal controls, and the independence and performance of our internal auditors;

▪ our compliance with Section 112 of the Federal Deposit Insurance Corporation Improvement Act of 199;

▪ the hiring, qualifications, independence, and performance of our independent auditors, for which the Committee bears primary responsibility; and

▪ our policies and practices with respect to risk assessment and risk management.

Our Board has determined that each member of the Committee is an “audit committee financial expert” as defined under applicable SEC rules.

The Committee assists the Board in its oversight of:

▪ our compensation and benefits policies and programs generally;

▪ the performance evaluation of designated senior managers, including our named executive officers;

▪ the compensation of our designated senior managers, including our named executive officers;

▪ assessing the relationship between incentive compensation arrangements and risk management policies and practices;

▪ stock ownership guidelines for directors and executive officers; and

▪ Board compensation.

The Committee assists the Board in its oversight of:

▪ Director qualification standards and nominations;

▪ appointing directors to committees;

▪ Board, committee, and director performance;

▪ managerial succession

▪ our policies and practices relating to corporate governance; and

▪ shareowner proposals.

Current committee members Allan G. Bense Frederick Carroll, III J. Everitt Drew Eric Grant Laura Johnson John G. Sample, Jr. (Chair)	Current committee members Allan G. Bense Frederick Carroll, III Cader B. Cox, III (Chair) J. Everitt Drew John K. Humphress	Current committee members Stanley W. Connally, Jr. Cader B. Cox, III Eric Grant John K. Humphress (Chair) Laura Johnson Henry Lewis III
Meetings in 2016 13	Meetings in 2016 6	Meetings in 2016 3
Committee report on page 37	Committee report on page 20	Committee report on page 9
Each member of each committee is independent under the rules of Nasdaq. The Board has adopted written charters for each of its standing committees. The charter for each committee may be viewed on the Corporate Governance section of our website at www.ccbg.com.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 13

DIRECTOR COMPENSATION

Compensation elements

We currently have 11 independent directors who qualify for compensation for Board service. In 2014, the Compensation Committee engaged Blanchard Consulting to measure Capital City’s board compensation against the same peer group used to measure executive management compensation. Additionally, the Compensation Committee amended our Compensation Philosophy to include targeting total annual fees, including retainer, equity compensation, board meeting fees, committee chairmen fees, committee meeting fees, and Lead Director fees for our directors at the 50th percentile of our selected peer group unless an exemption is stated by the Compensation Committee due to Company performance or market demand. Based on results from a study provided by Blanchard Consulting, the Compensation Committee implemented committee meeting fees in lieu of committee retainers. While the Compensation Committee deems attendance by directors to be mandatory at all meetings, having a variable compensation structure better aligns compensation with the volume of business conducted by each committee. The elements of director compensation are as follows:

Cash Compensation

Cash Payment	Fees Earned in Cash ($)
Annual Retainer	12,000
Member of Board Committee	750 per meeting attended
Audit Committee Chair – Annual Retainer	7,000
Compensation Committee Chair – Annual Retainer	6,000
Corporate Governance and Nominating Committee Chair – Annual Retainer	3,000
Lead Outside Director – Annual Retainer	7,000
Board Meeting Fees	750 per for each board meeting and annual strategic meeting attended

Equity Compensation

Stock Grant. Each independent director earns restricted shares of our common stock valued at $17,500. The restricted shares are granted at the February Compensation Committee meeting and vest on December 31st of the same calendar year. The restricted stock is issued under the terms of the 2011 Associate Incentive Plan. In no event will an award vest in any year that we incur a net loss.

Director Stock Purchase Plan. Directors are also permitted to purchase shares of common stock at a 10% discount from fair market value under the 2011 Director Stock Purchase Plan. During 2016, 15,530 shares were purchased. As of December 31, 2016, there were 58,720 shares of common stock available for issuance to directors under this plan. Purchases under this plan were not permitted to exceed the annual retainer and meeting fees received. Our shareowners adopted the Director Stock Purchase Plan at our 2011 Annual Meeting.

Perquisites and Other Personal Benefits

We provide directors with perquisites and other personal benefits that we believe are reasonable, competitive and consistent with our overall director compensation program. The value of the perquisites for each director in the aggregate is less than $10,000.

14 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Director Compensation Table

The following table sets forth a summary of the compensation we paid to our directors, other than directors who are also executive officers, in 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Allan G. Bense	37,750	17,500	0	55,250
Frederick Carroll, III	39,250	17,500	0	56,750
Stanley W. Connally, Jr.(2)	0	0	0	0
Cader B. Cox, III	34,500	17,500	0	52,000
J. Everitt Drew	41,500	17,500	0	59,000
Eric Grant(2)	0	0	0	0
John K. Humphress	37,500	17,500	0	55,000
Laura Johnson(2)	0	0	0	0
Lina S. Knox(3)	24,000	17,500	0	41,500
Henry Lewis III	24,000	17,500	0	41,500
John G. Sample, Jr.	35,250	17,500	0	52,750
(1)	In 2016, we granted each independent director 1,120 shares of our common stock, issued under our 2011 Associate Incentive Plan. The fair value of each share at the time of the grant was $15.63. The column represents the fair value of the award as calculated in accordance with U.S. generally accepted accounting principles.
(2)	Ms. Johnson and Messrs. Connally and Grant were appointed to the Board effective as of January 26, 2017.
(3)	Ms. Knox is not standing for re-election at our Annual Meeting.

Stock Ownership Expectations

We maintain stock ownership guidelines for all independent directors. Under our current guidelines, all independent directors are expected to own our common stock equal in value to 10 times their annual director compensation (excluding the equity component). Directors have 10 years from the date they are first appointed or elected to our Board to meet the stock ownership requirement. The Compensation Committee has determined that as of December 31, 2016, all directors, other than Dr. Lewis, have met our share ownership expectations or are on track to meet these expectations within the stated time period of 10 years from date of appointment or election.

TRANSACTIONS WITH RELATED PERSONS

PROCEDURES FOR REVIEW, APPROVAL, OR RATIFICATION OF RELATED PERSON TRANSACTIONS

We recognize that related person transactions may raise questions among our shareowners as to whether the transactions are consistent with our best interests and our shareowners’ best interests. We generally do not enter into or ratify a related person transaction unless our Board, acting through the Audit Committee or otherwise, determines that the related person transaction is in, or is not inconsistent with, our best interests and our shareowners’ best interests. We have adopted a written Related Person Transaction Policy.

Under our procedures, each director, executive officer, and nominee for director submits to our designated compliance officer certain information to assist us in monitoring the presence of related party transactions. On an ongoing basis, and to the best of their knowledge, directors and executive officers are expected to notify our designated compliance officer of any updates to that information. We use our best efforts to follow similar procedures with each shareowner who owns more than 5% of our common stock. We use our best efforts to have our Audit Committee pre-approve all related person transactions. In the event a related person transaction was not pre-approved by the Audit Committee, the transaction is immediately submitted for the Audit Committee’s review for ratification or attempted rescission.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 15

In addition to the policy described above, we circulate a questionnaire each quarter to our directors and executive officers, in which each respondent is required to disclose, to the best of their knowledge, all related person transactions that occurred in the previous quarter.

TRANSACTIONS WITH RELATED PERSONS

Some of our directors and officers and their affiliates, are clients of, and have, in the ordinary course of business and banking, transacted with, Capital City Bank. These transactions include loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in these transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons who were not affiliates of Capital City Bank and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features. Our Board of Directors approved all of these transactions.

For the year ended December 31, 2016, we have not identified any transactions or series of similar transactions (other than the ordinary course of business transactions discussed above) for which we are a party in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than as follows:

Capital City Bank’s Apalachee Parkway Office is located on land leased from the Smith Interests General Partnership L.L.P. (“SIGP”) in which William G. Smith, Jr., Chairman of the Board, President, and Chief Executive Officer, the Estate of Robert H. Smith (the “Estate”), owner of more than 10% of our common stock, and Lina S. Knox, a director, are partners. Each of William G. Smith, Jr. and the Estate own approximately 32% of SIGP interests. Mrs. Knox owns approximately 14% of the SIGP interests. Under a lease agreement expiring in 2024, Capital City Bank makes monthly lease payments to SIGP. Lease payments are adjusted periodically for inflation. Actual lease payments made by Capital City Bank to SIGP in 2016 amounted to $170,000. The approximate dollar value of Mr. Smith’s, Mrs. Knox’s, and the Estate’s interest in the transaction, without regard to profit and loss, is approximately $54,000, $54,000, and $28,000, respectively. We believe the terms of this lease are comparable to the terms we would have received if we had leased the property from a third party.

On June 15, 2016, we entered into a stock purchase agreement with the Estate where we repurchased 426,845 shares of Capital City common stock at a price of $14.50 per share for an aggregate purchase price of $6,189,252. The purchase price represented approximately a 3% discount to the closing price of our common stock on Nasdaq on the day immediately prior to the transaction. The approximate dollar value of the Estate’s interest in the transaction, without regard to profit and loss, is approximately $6,189,252.

William G. Smith, III, the son of our Chairman, President and Chief Executive Officer, William G. Smith, Jr., is employed as a Vice President of Capital City Bank.  In 2016, William G. Smith, III’s total compensation (consisting of annual base salary, annual bonus, and stock-based compensation) was approximately $124,000.  His compensation was determined in accordance with our standard employment and compensation practices applicable to associates with similar responsibilities and positions.

16 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Overview

Capital City’s Performance Highlights

Despite the challenging operating environment over the past several years, we believe that Capital City has positioned itself to take advantage of new opportunities. Consider that:

▪	During 2016, we had strong, broad-based loan growth of $68 million or 4.5%. We have experienced 12 consecutive quarters of loan growth;
▪	We posted a 35% reduction in nonperforming assets in 2016. We believe our strategy for the disposition of repossessed assets has worked and provided the best possible outcome for our shareowners by selling the repossessed assets at generally higher prices than we believe we could have sold the assets if we opted to immediately liquidate the assets;
▪	We have not taken on excessive interest rate risk or relaxed our credit standards, and believe our balance sheet is well positioned for an improving economy;
▪	Despite a deep and prolonged recession, Capital City earned a cumulative profit of $52.5 million from 2008 through 2016. In 2016, Capital City earned $11.7 million, which was up $0.16 per share, or 30% over 2015. We have not attempted to capitalize on short-term gains or taken on inordinate risks; instead we have implemented strategies which we believe are sustainable over long periods and will help us achieve our long-term performance goals;
▪	The Company did not take TARP or raise capital during this period. As a result, we did not dilute our shareowners by raising additional capital;
▪	We returned $9.2 million of capital to our shareowners in 2016 through share repurchases and dividends; and
▪	We believe the Company has sufficient capital and liquidity to pursue and implement its long-term strategic initiatives.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 17

We are Careful with How We Spend our Shareowners’ Money

We have an experienced and hardworking management team. In fact, our executive management team has more than 37 years of experience in the banking industry on average. We have been able to retain our management team by strongly linking pay to performance. Compare how our CEO’s base salary matches up to the median base salary of the CEOs of our peer group:

(1)	The CEO median salary is the median salary of the CEO for our peer group in 2015. Our peer group is listed on page 27.

Mr. Smith’s relatively low base salary does not reflect his performance level, but rather it reflects our conservative compensation philosophy. Superior compensation should be earned through superior performance. Because Capital City’s performance was adversely affected during the recent recession, we significantly limited the raises our named executive officers received during that time frame.

We Strive to Maximize Shareowner Return

At Capital City, we strive to foster a culture of accountability to our shareowners and work to maximize shareowner return each day. In fact, that is why we refer to our shareholders as “shareowners” – we understand that we work for the benefit of Capital City’s owners. We also believe that a good way to align the interests of our associates with the interests of our shareowners is to encourage our associates to become shareowners. We are proud to offer our associates the ability to purchase shares of Capital City through our 2011 Associate Stock Purchase Plan and through the Capital City 401(k) Plan. We also pay our directors, executive officers and senior management team partially in shares of Capital City stock and maintain robust share ownership requirements for many of these individuals.

18 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Pay for Performance is Integral to the Capital City Culture

Our focus on maximizing shareowner return and the strong ownership culture among our associates makes it much easier to implement a strong pay-for-performance compensation plan for your management team. Your executive officers do not expect to get paid well when Capital City’s results do not meet our expectations. On the other hand, when Capital City achieves its board approved performance goals as it did in 2015 and 2016, your management team should be rewarded. In 2016, a substantial majority of Mr. Smith’s eligible compensation was “at risk.”

(1)        Eligible Incentive Pay assumes performance goals met at the 100% level.

Capital City has been operating in a difficult environment over the past nine years. We continue to experience near record low interest rates, which have reduced our net interest margin significantly. Real estate prices decreased substantially during the recent recession, which reduced the value of the collateral on loans. As a result, Capital City’s performance during the recent recession didn’t always meet our expectations. While we can’t control general economic factors, we believe that we can ensure that our management team’s compensation is in line with Capital City’s performance.

(1)	CEO Realized Pay is based on the total compensation we reported in the Summary Compensation Table in that year’s proxy statement excluding (i) the change in pension value amount because we believe it does not necessarily reflect the actual value received or to be received by the CEO, but rather it reflects an actuarial amount, and (ii) any declined bonus awards such as the bonuses Mr. Smith declined in 2009, 2010, 2014 and 2015.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 19

Compensation Best Practices

We are proud of the strong corporate governance practices we have implemented. Below we have summarized some of the important policies we have implemented to ensure that we provide compensation to align the interests of our executive officers with the interests of our shareowners. More importantly, we have summarized the compensation practices that we do not have because we believe that these particular practices are not in the best interests of our shareowners.

What We Do		What We Don’t Do
✓	Pay for performance	✗	Employment contracts
✓	Balanced mix of fixed and variable pay	✗	Stock option grants
✓	Meaningful stock ownership requirements	✗	Separate change in control agreements
✓	Use an independent compensation adviser	✗	Excise tax gross-ups upon change in control
✓	Allocate a significant portion of pay in stock	✗	Guaranteed bonuses
✓	Independent compensation committee	✗	Excessive perquisites
✓	Mitigate undue risk in compensation programs	✗	Income tax “grossup bonuses”
✓	Broad clawback policy for incentive compensation

COMPENSATION COMMITTEE REPORT

We, as a Compensation Committee, met six times in 2016, including four executive sessions with only the Compensation Committee members present. Mr. Cox, the chairman of our Committee, sets the meeting dates and agenda for the committee. In the past year, we:

▪	Held an executive session to discuss the 2015 performance of Mr. Smith. In accordance with our charter, Mr. Cox distributed an evaluation to all outside directors, and then collected and compiled the results of the evaluations. He presented the summarized and aggregated results for review by our Committee;
▪	Approved Mr. Smith’s 2016 base salary of $386,000, and targeted short-term incentive compensation of $350,000;
▪	Approved Mr. Smith’s 2016 Long-Term Incentive Plan targeted at $250,000 and approved a similar plan for Mr. Barron targeted at $100,000;
▪	Reviewed and approved Mr. Barron’s 2016 base salary of $305,000, and target incentive compensation of $239,000 and Mr. Davis’s 2016 base salary of $275,000 and target incentive compensation of $150,000;
▪	Reviewed total compensation for nine senior managers, including a review of incentive plans and relative risk to the Company;
▪	Reviewed executive perquisites and found them to be reasonable;
▪	Reviewed stock ownership positions for all senior managers and directors;
▪	Reviewed and recommended no changes to director compensation for 2017; and
▪	Discussed strategic compensation issues, including a review of the current design and expense of the Company’s defined benefit pension plan, hedging and pledging policies, and adopted a broad incentive compensation clawback policy covering more than fifty key positions within Capital City.

20 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

We have also reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on that review and discussion, we have recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

2016 Compensation Committee

Cader B. Cox, III (Chair)

Allan G. Bense

J. Everitt Drew

John G. Sample, Jr.

Compensation and Benefits Strategy

Our compensation strategy provides broad guidance on senior management compensation and more specifically on the compensation of the named executive officers. Our compensation objectives are to provide compensation programs that:

▪	Align compensation with shareowner value;
▪	Provide a direct and transparent link between our performance and pay for our CEO and senior management;
▪	Make wise use of our equity resources to ensure compatibility between senior management and shareowner interests;
▪	Align the interests of our executive officers with those of our shareowners through performance-based incentive plans; and
▪	Award total compensation that is both reasonable and effective in attracting, motivating and retaining key associates.

We believe that accomplishing corporate goals is essential for our continued success and sustained financial performance. Therefore, we believe that executive officer compensation should be largely at-risk and performance based. Specific targets and weightings used for establishing short-term and long-term performance goals are subject to change at the beginning of each measurement period, and are influenced by the Board’s desire to emphasize performance in certain areas. Each year, the Compensation Committee reviews and approves all executive officer performance-based goals.

The compensation and benefits programs for our executives are designed with the goal of providing compensation that is fair, reasonable and competitive. These programs are intended to help us recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of executives with those of our shareowners.

Compensation Philosophy

The Compensation Committee, with Board approval, adopted the compensation philosophy and set the following compensation objectives:

▪	Target base salaries for our senior executives at the 50th percentile of our selected peer group unless an exception is approved by our Compensation Committee due to performance, experience, or market demand;
▪	Position direct compensation (salary, cash and equity compensation) of our senior executives at the 75th percentile of our selected peer group of banks dependent upon performance, to attract top talent and to recognize exceptional performance by management;
▪	Target variable (pay for performance) compensation to at least 30% of total compensation mix;
▪	Continue, over time, the alignment of senior management’s interests with those of our shareowners (the percentage of equity compensation should increase relative to total incentive compensation); and
▪	Target total annual fees, including retainer, equity compensation, board meeting fees, committee chairman fees, committee meeting fees, and Lead Director fees, at the 50th percentile of our selected peer group unless an exemption is approved by our Compensation Committee due to company performance or market demand.

We discuss the composition of our peer group and our benchmarking practices in further detail below.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 21

Executive Compensation Policy Decisions

The Compensation Committee has adopted a number of policies to further the goals of our executive compensation program, particularly with respect to strengthening the alignment of our executives’ interests with our shareowners’ long-term interests. Further, the Compensation Committee believes the policies set forth below are effective based on the stability of our management team and our ability to attract talent from outside the Company.

Stock Ownership Expectations

We maintain stock ownership expectations for all senior managers, including our executive officers. Under our current guidelines, all senior managers are expected to own shares of our common stock equal in value to at least two times their annual base salary; Mr. Barron and Mr. Davis are expected to own shares of our common stock equal in value to at least three times their annual base salary; and Mr. Smith is expected to own shares of our common stock equal in value to at least five times his annual base salary. Compliance is expected within six years of becoming a senior manager or executive officer.

The Compensation Committee has determined that as of December 31, 2016, all executive officers have met our share ownership expectations and all other senior managers covered by this program are making significant strides in meeting the ownership expectations.

Stock Options

We ceased granting stock options in 2007 and there are currently no stock options outstanding.

Prohibition on Repricing Stock Options

By the terms of the 2011 Associate Incentive Plan, which is the only plan we may use to grant stock options, repricing stock options is prohibited without shareowner approval.

Employment Agreements and Severance Agreements

We believe the employment of our executive officers should remain “at will.” Therefore, none of our executive officers have an employment agreement or severance agreement with us.

Incentive Compensation Clawback

Effective, January 1, 2017, all participants in the 2011 Associate Incentive Plan will have their incentive compensation subject to a clawback where: (i) we issue a material restatement of our financial statements; (ii) we make a subsequent finding that the financial information or performance metrics used to determine the amount of the incentive compensation are materially inaccurate regardless of individual fault; (iii) a plan participant engages in intentional misconduct; or (iv) the plan participant has committed ethical or criminal violations. In addition, we may recover any incentive compensation awarded or paid based on a participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with our business or which causes harm to our reputation.

Compensation Program Design

Compensation Framework

We design our specific compensation elements based on the following:

▪	Performance: We believe that the best way to accomplish alignment of compensation plans with the participants’ interests is to directly link pay to individual and Company performance.

22 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

▪	Competitiveness: Compensation and benefits programs are designed to be competitive with those provided by companies with whom we compete for talent. Benefits programs are not based on performance.
▪	Cost: Compensation and benefit programs are designed to be cost-effective and affordable, ensuring that the interests of our shareowners are considered.
▪	Peer Group: The relevant peer group for comparison of compensation and benefits programs consists of commercial banks and thrifts with a geographic footprint or asset base similar to ours.

Specific Compensation Elements

Our executive compensation program is comprised of four discrete elements:

▪	Base salary
▪	Incentive compensation
▪	Benefits and perquisites
▪	Post-termination compensation and benefits

Impact on Say-on-Pay Vote

We provide our shareowners with the opportunity to cast an advisory vote on executive compensation (“Say-on-Pay”) every three years. At our Annual Meeting in 2014, out of the 13,620,210 votes cast (excluding abstentions and broker nonvotes), our shareowners cast 12,565,422 shares, or 92.3%, “For” approval of our executive compensation. The Compensation Committee believes this vote affirmed shareowners’ support of our approach to executive compensation. We did not change our approach since our last Say on Pay vote, other than to discontinue the tax supplement bonus for our stock-based incentive plans and to adopt a broad incentive compensation clawback policy. The Compensation Committee will continue to consider the outcome of the Say-on-Pay vote when making future compensation decisions for our named executive officers.

Discussion of Specific Compensation Elements

Base Salary

Our compensation philosophy guideline is to target base salaries at the 50th percentile of our peer group; however, superior performance may warrant a base salary in excess of this target. Our Compensation Committee believes that this target level will allow us to attract and retain the talent necessary to achieve our performance goals. The base salaries for the named executive officers are determined by analyzing available market data as well as taking into account the experience and performance of the individual. In 2016, each of our named executive officers received an increase in their base salary. The increases were Mr. Smith, 2.9%; Mr. Barron, 2.7%; and Mr. Davis, 2.6%. Mr. Smith’s base salary is 26.4% below the 50th percentile base salary of our peer group. His relatively low base salary is not reflective of his performance or experience level. It has been historically low compared to our peer group benchmark and the Compensation Committee continues to place great emphasis on bringing Mr. Smith’s base salary in line with the stated target level. Mr. Barron’s base salary is 25.4% below the 50th percentile and Mr. Davis’s base salary was 14.6% below the 50th percentile.

Incentive Compensation

In addition to their base salary, each named executive officer has the opportunity to earn annual incentive compensation. The Compensation Committee believes a competitive overall compensation package should include incentive compensation in the form of both cash and equity awards. The Compensation Committee believes, based on past advice from its compensation consultant, targeting incentive compensation equal to or greater than 30% of total compensation is sufficient to change behaviors relative to performance. As a result, we believe our total incentive-based compensation target of at least 30% of total compensation is appropriate.

In 2016, Mr. Smith’s targeted incentive compensation was 60.9% of his total targeted compensation, Mr. Barron’s was 50.0% and Mr. Davis’s was 35.3%. We believe the differences of potential impact each executive officer has on our performance warrants differences in how much compensation they individually have at risk. Messrs. Smith and Barron were the only executive officers with an opportunity to earn incentives under a long term plan.

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In 2016, Mr. Smith’s total targeted incentive compensation of $600,000 was comprised of 47% cash and 53% equity and includes both short term and long term incentive plans. Mr. Barron’s total target incentive compensation of $305,666 was comprised of 60% cash and 40% equity. Mr. Davis’s total target incentive compensation of $150,000 was comprised of 70% cash and 30% equity. The difference in allocation between cash and equity among the named executive officers is due to each executive’s responsibilities.

The base and incentive (cash and equity) compensation for Messrs. Smith and Barron placed them below, but well within 15% of the 75th percentile for total compensation, relative to peer. Mr. Davis’s base and incentive (cash and equity) compensation placed him well below the 75th percentile for total compensation, relative to our peer group.

Cash Incentive Plan. Cash incentives for each of the named executive officers are based primarily on performance with regard to goals established by the Compensation Committee. In 2016, measurement was based on using four distinct goals that were weighted based on their relative relationship to the impact on our financial performance including:

▪	achieving an efficiency ratio of less than 85.17% (weighted at 35%);
▪	achieving return on assets of 0.42% (weighted at 28%)
▪	achieving a classified asset level of no more than $60.768 million (weighted at 19%); and
▪	achieving performing loans at a level greater than $1.543 billion (weighted at 18%).

Messrs. Smith, Barron, and Davis received a payout of $210,403, $172,410, and $108,207, respectively, under the Cash Incentive Plan. The payout represented 120.23% of the target.

Although the goals are generally consistent from year to year, the Compensation Committee evaluates the exact goals each year to better align incentives with the Company’s strategy. The goals can be based upon performing loan levels; loan growth; classified or non-performing asset levels; net charge-offs; deposit levels, including growth; increase in shareowner value; stock price; revenue, including growth; net interest income; net interest margin; non-interest income; non-interest expense; expense management; net income; earnings per share; return on assets; return on shareowners’ equity; return on capital; efficiency ratio; or the extent to which direct reporting managers meet their own goals based on these metrics.

Stock-Based Incentive Plan. The Stock-Based Incentive Plan is a performance-based equity bonus plan in which selected members of management, including all named executive officers, are eligible to participate. The Stock-Based Incentive Plan is administered under our 2011 Associate Incentive Plan. The Compensation Committee believes the equity component of our incentive compensation package creates ownership in the Company and aligns the goals of our shareowners and named executive officers because it provides incentives to our named executive officers to focus on improving long-term performance. Payments under the Stock-Based Incentive Plan consists of an award payable 75% in performance shares and 25% in cash, and is designed to align the economic interests of management with those of our shareowners.

Under the Stock-Based Incentive Plan, all participants were eligible to earn an equity award tied to achievement of four distinct objectives weighted based on their relative relationship to the impact on the financial performance of the Company:

▪	achieving an efficiency ratio of less than 85.17% (weighted at 35%);
▪	achieving return on assets of 0.42% (weighted at 28%)
▪	achieving a classified asset level of no more than $60.768 million (weighted at 19%); and
▪	achieving performing loans at a level greater than $1.543 billion (weighted at 18%).

24 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Depending on performance, component payouts under the plan could have ranged from 0% to 200% of the target, and the maximum payout, in aggregate, could have been 200%.

Three of four goals were achieved at the 100% level or better. Efficiency ratio paid out at 91%, return on assets paid out at 111%, classified assets paid out at 155%, and performing loans paid out at 154%. Factoring the component weighting of each goal, the total payout was 120.2% under the 2016 Stock-Based Incentive Plan.

Similar to the Cash Incentive Plan, the goals are generally consistent from year to year, but may change to align management’s incentive with the Company’s strategy. The goals are generally selected from the same group of metrics as available to be used in the Cash Incentive Plan.

The total economic value of the award for each named executive officer is set as a percentage of total incentive compensation. The total economic value of the target award at the 100% payout level is split 75% in shares and 25% in cash. The formula used a stock price of $14.34 to arrive at the number of performance shares granted. The price was derived based on the average high and low of the previous 10 trading days from date of grant (February 18, 2016). This formula was set by the terms of the 2011 Associate Incentive Plan.

In 2016, the named executive officers received the following shares:

Name	100% Payout	Maximum Payout	2016 Actual Payout
William G. Smith, Jr.	9,153	18,305	11,004
Thomas A. Barron	5,000	10,000	6,012
J. Kimbrough Davis	3,138	6,276	3,773

The cash portion of the Stock-Based Incentive Plan award was as follows:

Name	100% Payout	Maximum Payout	2016 Actual Payout
William G. Smith, Jr.	$ 43,750	$ 87,500	$ 52,601
Thomas A. Barron	23,900	47,800	28,735
J. Kimbrough Davis	15,000	30,000	18,035

Awards earned under the Stock-Based Incentive Plan are issued in the calendar quarter following the calendar year in which the awards were earned. Generally, any awards earned are issued in late January or early February.

Long-term Incentive Plan (LTIP) - Compound Annual Growth Rate in Diluted EPS. The Compensation Committee awards Messrs. Smith and Barron performance shares as provided in the 2011 Associate Incentive Plan. This plan is designed to correlate compensation with the long-term growth of the Company. Pursuant to this three-year plan, which is adopted each year to allow for the annual adoption of rolling three-year goals, we award performance shares and cash with an economic value equivalent ranging from $0 to $500,000 after the conclusion of each three-year performance period for Mr. Smith. In 2015, the Compensation Committee granted Mr. Barron the right to participate in this plan with a phased in approach in years 2015 and 2016. For Mr. Barron, we award performance shares and cash with an economic value equivalent ranging from $0 to $200,000 after the conclusion of each performance period.

Details of Mr. Smith’s long-term incentive plan.

For the 2014 plan (with a possible payout in 2017 based on 2014-16 performance), the target award of $250,000 was based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $0.35 per share (2013 earnings) as the base amount. A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equaled or exceeded 12.5%, the maximum performance level. Actual diluted earnings per share for the year ended December 31, 2016 was $0.69 per share, therefore, Mr. Smith earned the maximum level of 200%, equaling 28,802 shares and $125,000 in cash.

For the 2015 plan (with a possible payout in 2018 based on 2015-17 performance), the target award of $250,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $0.53 per share (2014 earnings) as the base amount. A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 25

For the 2016 plan (with a possible payout in 2019 based on 2016-18 performance), the target award of $250,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $0.53 per share (2015 earnings) as the base amount. A maximum award of $500,000 would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

Details of Mr. Barron’s long-term incentive plan.

For the Year 2 Phase-in 2015 plan (with a possible payout in 2017 based on 2015-16 performance), the target award of $66,000 was based on achieving a goal of a 10% two-year compound annual growth rate in diluted earnings per share using $0.53 per share (2014 earnings) as the base amount. A maximum award of $132,000 would be earned if the two-year compound annual growth rate in diluted earnings per share equaled or exceeded 12.5%, the maximum performance level. Actual diluted earnings per share for the year ended December 31, 2016 was $0.69 per share, therefore, Mr. Barron earned the maximum level of 200%, equaling 6,540 shares and $33,333 in cash.

For the Year 3 Phase-in 2015 plan (with a possible payout in 2018 based on 2015-17 performance), the target award of $100,000 is based on achieving a goal of a 10% three-year compound annual growth rate in diluted earnings per share using $0.53 per share (2014 earnings) as the base amount. A maximum award of $200,000 would be earned if the three-year compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

For the 2016 plan (with a possible payout in 2019 based on 2016-18 performance), the target award of $100,000 is based on Capital City achieving a 10% three-year compound annual growth rate in diluted earnings per share using $0.53 per share (2015 earnings) as the base amount. A maximum award of $200,000 would be earned if the three-year compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

Benefits and Perquisites

Determining Benefit Levels. Benefit levels are reviewed periodically to ensure that the plans and programs provided are competitive and cost-effective for us, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance.

Perquisites. We provide our named executive officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. The value of the perquisites for each named executive officer in the aggregate is less than $10,000.

Health, Dental, Disability and Life Insurance Coverage. The core insurance package for our named executive officers and senior management team includes health, dental, disability and basic group life insurance coverage. Our named executives and senior management participate in these benefits on the same basis as our other associates.

Paid Time-Off Benefits. We provide vacation and other paid holidays to all associates, including our named executive officers and senior management team, which are comparable to those provided at similarly sized financial institutions.

Post-Termination Compensation and Benefits.

We provide retirement benefits to named executive officers and senior management through a combination of qualified (under the Internal Revenue Code) and nonqualified plans.

Retirement Plan. The Retirement Plan is a tax-qualified, noncontributory defined benefit plan intended to provide for an associate’s financial security in retirement. All full-time and part-time associates with 1,000 hours of service annually are eligible for the Retirement Plan.

401(k) Plan. The 401(k) plan provides associates the opportunity to save for retirement on a tax-favored basis. For associates hired after January 1, 2002, the associates receive a reduced pension benefit under the Retirement Plan and a 50% matching contribution under the 401(k) Plan. This change was intended to be cost-neutral. Executives may elect to participate in the 401(k) Plan on the same basis as our other similarly situated associates. No named executive officers are currently eligible for the company-sponsored match.

Supplemental Executive Retirement Plan. Each of our named executive officers participates in our Supplemental Executive Retirement Plan (“SERP”), a nonqualified plan which provides benefits in excess of the Retirement Plan. The SERP is designed to restore a portion of the benefits Messrs. Smith, Barron, and Davis would otherwise receive under our Retirement Plan, if these benefits were not limited by U.S. tax laws. This more closely aligns the benefits of Messrs. Smith, Barron, and Davis with those of other Retirement Plan participants. We have no obligation to fund the SERP, but accrue for our anticipated obligations under the SERP on an annual basis.

26 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Benchmarking

We use benchmarking as a method to understand what similar positions pay in similar organizations. In setting 2016 executive compensation, the Compensation Committee engaged Blanchard Consulting to create a custom peer group, based on the following traits: publicly traded bank holding company with assets between $1.9 billion and $7 billion as of fiscal year end 2015, at least 30 branches, and located in Arkansas, Florida, Georgia, Kentucky, and North Carolina. We made two exceptions (as discussed below) to the peer group. The states selected represent southeastern U.S. states where financial institutions with a similar profile to Capital City Bank were located. At the time the members of the peer group were selected, each member was a publicly traded company. (See the chart below for the names of the financial institutions in our selected peer group as well as their asset size.)

Approximately 25% of the peer group includes institutions that serve the same geographic region as we do. Benchmarking is the primary tool we use to set executive compensation; however, we also review individual performance and industry trends in terms of increases to executive compensation. For Mr. Smith, we also undertake a 10-year historical compensation review.

The compensation peer group is not identical to the peer group used to measure company performance, due to difficulty in gathering compensation data from nonpublic companies. Company performance data can be gathered from financial institution call reports for public and nonpublic financial institutions. However, some of the institutions represented on the compensation peer group are included in the Company performance peer group.

Financial Institution (3)	Total Assets ($ in thousands)(1)
Ameris Bancorp	5,588,940
Bear State Financial, Inc.	1,920,216
BNC Bancorp	5,668,183
CenterState Banks of Florida, Inc.	4,022,717
CommunityOne Bancorp	2,397,265
Community Trust Bancorp, Inc.	3,903,934
Fidelity Southern Corporation	3,849,063
First Bancorp	3,362,065
Home Bancshares, Inc. (2)	9,289,122
HomeTrust BancShares, Inc.	2,783,114
MidSouth Bancorp, Inc.	1,927,733
Park Sterling Corporation	2,514,264
Republic Bancorp, Inc.	4,230,289
Seacoast Banking Corporation of Florida	3,534,780
Stock Yards Bancorp, Inc.	2,816,801
Yadkin Financial Corporation	4,474,144

(1) All data for fiscal year end 2015, which was the latest available data when we set 2016 compensation.

(2) Home Bankshares, while outside the asset range, was included as a direct Capital City competitor and historical peer.

(3) We excluded First NBC Bank Holding Company as their executive compensation information was not available prior to setting 2016 compensation.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1.0 million limit on the amount that a publicly traded company may deduct for compensation paid to an executive officer who is employed on the last day of the fiscal year. “Performance-based compensation” is excluded from this $1.0 million limitation. A compensation arrangement will not qualify as “performance-based compensation” if the payment to the executive is triggered by termination, whether that be by the company without cause or by the executive due to good reason or retirement. In general, our policy is to provide compensation that we may fully deduct for income tax purposes. However, in order to maintain ongoing flexibility of our compensation programs, our Compensation Committee may from time to time approve annual compensation that exceeds the $1.0 million limitation. We recognize that the loss of the tax deduction may be unavoidable under these circumstances.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 27

Federal Reserve and FDIC Guidance.

In 2010, the Federal Reserve issued final comprehensive guidance regarding the manner in which banks and bank holding companies pay incentive compensation. In accordance with the final guidance, all banking organizations supervised by the Federal Reserve are required to review the incentive compensation arrangements of: senior executive officers and others responsible for oversight of company-wide activities or material business lines; individual employees, including nonexecutive employees, whose activities may expose the bank to material amounts of risk; and groups of employees who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the bank to material amounts of risk. Our Compensation Committee has conducted a review to ensure that compensation is structured in a manner so as not to encourage excessive risk-taking.

In 2011, as a result of the Dodd-Frank Act, the federal banking regulators issued a proposed rule which, if adopted, could affect incentive-based compensation for our executive officers. The proposed rule, among other things, would prohibit certain types of incentive-based compensation including (i) compensation which would be unreasonable or disproportionate to the individual’s services (excessive compensation) and (ii) compensation that would encourage inappropriate risk taking that could lead to a material loss. The Compensation Committee is monitoring the progress of the proposed rule. The final rule has not yet been adopted.

Compensation Committee Process and Procedures

Scope of Authority

The Compensation Committee has strategic and administrative responsibility for a broad range of issues, including reviewing, authorizing, and approving compensation to be paid to our executive officers, directors, and our senior management team. The Corporate Governance and Nominating Committee recommends to the Board, and the Board appoints, each member of the Compensation Committee. The Corporate Governance and Nominating Committee has evaluated, and the Board has determined, that each member of the Compensation Committee is an independent director.

The Compensation Committee’s policy is to review executive compensation, including incentive goals, at least annually. The Compensation Committee also periodically reviews benefits and perquisites, reviews and provides oversight of our compensation philosophy, serves as the administrative committee for our equity-based plans, and reviews stock ownership guidelines for our executive officers and directors.

Delegation of Authority

The Compensation Committee’s charter permits the delegation of its authority to our Chief People Office to administer compensation and benefits programs. In 2016, the Compensation Committee delegated the administration of all associate compensation, benefit and welfare plans to Bethany H. Corum, Capital City Bank’s Executive Vice President and Co-Chief Operating Officer and Chief People Officer.

None of the members of the Compensation Committee is an executive officer of a public company of which one of our executive officers is a director.

Independent Consultants

In carrying out its responsibilities, the Compensation Committee evaluates the information and recommendations put forth by management and its independent advisors in making its decisions regarding executive compensation. The Compensation Committee’s decisions are made with the objective of providing fair, equitable and performance-based compensation to executives in a manner that is affordable and cost effective for our shareowners. In 2016, the Compensation Committee engaged Blanchard Consulting to create a custom peer group for the purpose of benchmarking executive officer and director compensation.

28 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Management’s Role

The Compensation Committee sets compensation for the Chief Executive Officer based on data provided by the Chief People Officer and a review of peer group statistics. In addition, the Compensation Committee reviews and approves the Chief Executive Officer’s recommendations for other executive officers’ compensation. In making these decisions, the Compensation Committee relies on information and recommendations provided by the Chief Executive Officer and Chief People Officer. The key roles played by management in assisting the Compensation Committee to determine compensation levels for our named executive officers are as follows:

▪	Develop performance measures: Identify appropriate performance measures and recommend performance targets that are used to determine annual and long-term awards.
▪	Compile benchmark data: Management participates in compensation surveys through reputable third-party firms which are used to gather data on base salary, annual cash and long-term performance awards. In reviewing and setting 2016 senior management compensation, we used custom compensation profiles created by an independent consultant engaged by the Compensation Committee in 2015. Senior management compensation profiles are updated every two years and time-adjusted in alternate years. For executive officers and senior management, we used peer group data gathered by Blanchard Consulting. The Chief People Officer also provides historical compensation data for each position reviewed by the Compensation Committee.
▪	Develop compensation guidelines: Using the benchmark survey data and publicly disclosed compensation information as the foundation, management develops compensation guidelines for each executive position, such as targeting base salaries for our senior executives at the 50th percentile of our selected peer group and total direct compensation (salary, cash and equity compensation) at the 75th percentile. These guidelines are provided to the CEO as the basis for his recommendations regarding individual compensation actions. In addition, executives are briefed on the guidelines.

The key members of management involved in the executive compensation process were Mr. Smith and Mrs. Corum. Mr. Smith has no involvement in setting his own compensation and was not present during the Compensation Committee’s deliberations regarding his own compensation. Mrs. Corum attends all meetings of the Compensation Committee to provide information to the Compensation Committee members and to take minutes of the meetings. At times, the Compensation Committee conducts executive sessions. Mrs. Corum is excused from all executive sessions and the Chairman of the Committee communicates any decisions for inclusion in the minutes. Management (other than Mr. Smith and Mr. Barron solely in their roles as directors approving the Compensation Committee’s recommendations) had no role in setting compensation for the independent directors.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 29

EXECUTIVE COMPENSATION

Summary Compensation Table for 2016, 2015, and 2014

The following summary compensation table shows compensation information for our principal executive officer, principal financial officer, and our president (the only other executive officer whose total compensation exceeded $100,000) for each of the three previous fiscal years. Amounts listed under column (f), “Nonequity Incentive Plan Compensation” are determined by the Compensation Committee at its first meeting following the year in which the compensation is earned and paid to the executives shortly after such determination is made.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Nonequity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)	Total Without Change in Pension Value ($)(6)
William G. Smith, Jr.	2016	386,000	0	346,402	388,004	537,476	1,584	1,659,466	1,121,990
Chairman, President, and	2015	375,000	0	338,571	251,454	563,086	1,584	1,529,695	966,609
Chief Executive Officer	2014	350,000	0	372,459	307,781	369,356	1,584	1,401,180	1,031,824
Thomas A. Barron	2016	305,000	0	161,806	234,478	213,708	1,584	916,576	702,868
President, Capital City	2015	297,000	0	232,529	189,196	163,730	1,584	884,039	720,309
Bank	2014	270,000	0	101,034	181,835	540,041	1,584	1,094,494	554,453
J. Kimbrough Davis	2016	275,000	0	54,481	126,242	198,810	1,584	656,117	457,307
Executive Vice President	2015	268,000	0	51,797	121,341	95,407	1,584	538,129	442,722
and Chief Financial Officer	2014	260,000	0	63,414	104,021	559,022	1,584	988,041	429,019

(1)	We have no employment agreements with our named executive officers.
(2)	The amounts in column (e) reflect the grant date fair value of stock awards under our Stock-Based Incentive Plan and LTIP, as determined under applicable SEC and accounting rules. Among other things, these rules require that the amounts shown in column (e) for the LTIP awards be based upon the probable outcome of the performance conditions. The named executive officers may never realize any value from the awards under the LTIP and, to the extent that they do, the amounts realized may be different than the amounts reported above. As discussed in the Compensation Discussion & Analysis, for Mr. Smith, the maximum value of the stock portion of the LTIP award each year is $375,000 and for Mr. Barron, the maximum value of the stock portion of the LTIP award for 2015 and 2016 was $300,000 and $150,000, respectively. In 2014 and in 2015, Mr. Smith declined his LTIP awards. In 2015, Mr. Barron did not earn his LTIP award. Although the LTIP awards declined or not earned are cancelled, we do not adjust the related amounts previously reported as compensation in the year of the award. In 2014 and 2015, the LTIP awards were reported in the year paid rather than the year granted; the amounts of these awards for 2014 and 2015 have been restated to include them in the year granted.
(3)	The amounts in column (f) reflect the cash awards to the named individuals under the Cash Incentive Plan, the cash portion of the awards under the Stock-Based Incentive Plan, and, for Messrs. Smith and Barron, the cash portion of the awards under the Long Term Incentive Plan, all of which is discussed further in the Compensation Discussion & Analysis. For Mr. Smith, awards under the Cash Incentive Plan were paid out at approximately 120.2%, 115.0%, and 140.7% of the target awards for 2016, 2015, and 2014, respectively. For Mr. Barron, awards under the Cash Incentive Plan were paid out at 120.2%, 113.0%, and 103.0% of the target awards for 2016, 2015, and 2014, respectively. For Mr. Davis, awards under the Cash Incentive Plan were paid out at 120.2%, 115.7%, and 92.1% of the target awards for 2016, 2015, and 2014, respectively. Cash awards under the Stock-Based Incentive Plan were as follows:
	2016	2015	2014
William G. Smith, Jr.	$52,601	$50,291	$61,556
Thomas A. Barron	28,735	27,473	33,629
J. Kimbrough Davis	18,035	17,243	21,105

Cash awards under the LTIP are shown in the third year of the three year performance period, but only if actually paid out. Awards were as follows:

	2016	2015	2014
William G. Smith, Jr.	$125,000	$0	$0
Thomas A. Barron	33,333	0	0

These amounts were earned during the years indicated and were paid to our named executive officers in February of the following year.

(4)	The amounts in column (g) reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by us determined using the assumptions consistent with those used in our financial statements, which are discussed in further detail on page 33 under the heading “Pension Benefits.”
(5)	The amount shown in column (h) reflects for each named executive officer a life insurance premium.

30 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

(6)	To show the effects that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column (j) to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (but including the nonqualified deferred compensation earnings reported in that column, if any). The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we do not believe a year-over-year change in pension value is helpful in evaluating compensation for comparative purposes and instead, believe shareowners may find the accumulated pension benefits in the 2016 Pension Benefits table on page 34 a more useful calculation of the pension benefits provided to the named executive officers.

Grants of Plan-Based Awards in 2016

As discussed in the Compensation Discussion and Analysis, cash bonus plan payouts and performance share units are granted only when we achieve Board approved established levels of performance.

			Estimated Possible Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	($)
William G. Smith, Jr.	Cash	N/A	—	175,000	350,000	—	—	—	—
	Stock(1)	2/18/16	—	—	—	—	175,000	350,000	158,902
	LTIP(2)	2/18/16	—	—	—	—	250,000	500,000	187,500
Thomas A. Barron	Cash	N/A	—	143,400	286,800	—	—	—	—
	Stock(1)	2/18/16	—	—	—	—	95,600	191,200	86,806
	LTIP(3)	2/18/16	—	—	—	—	100,000	200,000	75,000
J. Kimbrough Davis	Cash	N/A	—	90,000	180,000	—	—	—	—
	Stock(1)	2/18/16	—	—	—	—	60,000	120,000	54,481

(1)	Represents the Stock-Based Incentive Plan, administered under the 2011 Associate Incentive Plan. Payments are payable 75% in performance shares and 25% in cash.
(2)	Represents the Long-Term Incentive Plan pursuant to which we award performance shares with an economic value equivalent ranging from $0 - $500,000, representing 75% equity and 25% cash. The plan has a target award of $250,000 and a maximum award of $500,000. The target award is based on the Company earning $0.71 per share in 2018. The award is based on compounded growth in diluted earnings per share. The number of performance shares that can be earned is calculated based on the average high and lows of the previous 10 trading days from date of grant (February 18, 2016). The formula is set by the terms of the 2011 Associate Incentive Plan.
(3)	Represents the Long-Term Incentive Plan pursuant to which we award performance shares with an economic value equivalent ranging from $0 - $200,000, representing 75% equity and 25% cash. The plan has a target award of $100,000 and a maximum award of $200,000. The target award is based on the Company earning $0.71 per share in 2018. The award is based on compounded growth in diluted earnings per share. The number of performance shares that can be earned is calculated based on the average high and lows of the previous 10 trading days from date of grant (February 18, 2016). The formula is set by the terms of the 2011 Associate Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End 2016

The following table provides information on outstanding equity awards for our executive officers named in the Summary Compensation Table at the end of 2016.

		Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
(a)	(b)	(c)	(d)
William G. Smith, Jr.	2/18/16	13,075	267,776
	2/20/15	12,263	251,146
Thomas A. Barron	2/18/16	5,230	107,110
	2/20/15	4,905	100,454

(1)	This column reflects performance shares granted assuming the performance goals are met at the 100% level. These shares are conditioned upon a component of an equity security (compounded growth in diluted earnings per share) performance during a three-year cycle. An award, if earned, will be determined and be paid following the performance period.
(2)	The dollar amounts shown in this column are determined by multiplying (x) the number of performance shares shown in Column (c) by (y) $20.48 (the closing price of the Company’s common stock on December 30, 2016, the last trading day of the Company’s fiscal 2016).

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 31

Potential Payments Upon Termination or Change in Control

The amount of compensation (if any) that is payable to our named executive officers upon termination of employment depends on the nature and circumstances under which employment is ended.

Change in Control

In the event of a change in control, our named executive officers will be credited with an additional two years of credited service for purposes of computation of retirement benefits payable under the SERP; however, all of our executive officers already have earned the maximum service time. Accrued benefits based upon normal retirement are payable to the named executive officer upon a change in control. A “change in control” under the SERP means the sale of substantially all of our assets, a change in share ownership of greater than 50% within a 24-month period, or any other determination of change in control made by our Board of Directors.

In the event of a change in control, our named executive officers would not receive any additional benefit under the qualified Retirement Plan but would have the same benefits as any associate who separates employment with the Company.

We have no post-employment compensation programs designed to provide benefits upon our change in control, other than those discussed above.

Payments Upon Termination of Employment

Voluntary Termination. If a named executive officer voluntarily resigns from our employment, no amounts are triggered under the Cash Incentive Plan or the Stock-Based Incentive Plan. The executive may be entitled to receive benefits from the Retirement Plan and the SERP to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.

Retirement. As of December 31, 2016, Messrs. Barron, Davis, and Smith are eligible for normal retirement as defined by the Retirement Plan and the SERP. As such, each may be entitled to receive benefits from the Retirement Plan and SERP to the extent those benefits have been earned under the provisions of the plans.

Death. If a named executive officer dies while employed by us, the Retirement Plan and the SERP will provide benefits to the heirs of the deceased executive. The benefits are of the same value as those provided for a voluntary termination or early retirement as applicable.

Involuntary Termination with or without Cause. If a named executive officer’s employment is involuntarily terminated, the executive may be entitled to receive benefits from the Retirement Plan and the SERP to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.

Disability. In the event that a named executive officer becomes disabled on a long-term basis, the executive officer’s employment by us would not necessarily terminate. If a named executive officer becomes disabled under the terms of the Retirement Plan or the SERP, the executive will continue to accrue a retirement benefit until the earliest of recovery, death or retirement. This benefit cannot be paid as a lump sum distribution.

32 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Payment Tables

Each named executive officer would have received the following payments had his employment terminated on December 31, 2016 under the following triggering events:

Name	Compensation Components	Change in Control (1)	Voluntary Termination (1)	Retirement (1)	Death (1)	Disability (2)	Involuntary Termination (1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
William G. Smith, Jr.	Retirement Plan	$2,536,388	$2,536,388	$2,536,388	$2,536,388	$17,500	$2,536,388
	SERP	2,894,601	2,894,601	2,894,601	2,894,601	18,779	2,894,601
Thomas A. Barron	Retirement Plan	2,483,580	2,483,580	2,483,580	2,483,580	17,500	2,483,580
	SERP	1,684,276	1,684,276	1,684,276	1,684,276	8,630	1,684,276
J. Kimbrough Davis	Retirement Plan	2,574,084	2,574,084	2,574,084	2,574,084	17,406	2,574,084
	SERP	732,820	732,820	732,820	732,820	4,514	732,820

(1)	Lump Sum. Lump sum payments are determined as of December 31, 2016 using the Retirement Plan’s applicable basis, namely, 417(e) Mortality Table under Revenue Notice 15-53; a three segment yield curve using rates specified in Revenue Notice 2015-85, which are 1.76% for the first five years, 4.15% for the next 15 years, and 5.13% thereafter. Under the Retirement Plan and the SERP, lump sum payments are triggered upon a change in control, voluntary termination, retirement, death, and involuntary termination. No further benefits would be payable after the lump sum payment is made. Messrs. Smith, Barron and Davis qualify for unreduced retirement benefits as all have reached their Normal Retirement Date of age 61.
(2)	Monthly Annuity Payments. In the event that a named executive officer becomes disabled on a long-term basis, the named executive officer would receive monthly annuity payments beginning at age 65. These payments coordinate with our long-term disability program.

PENSION BENEFITS

Retirement Plan

The key provisions of the Retirement Plan are as follows:

Monthly Benefit. Participants with a vested benefit will be eligible to receive the following retirement benefits each month for the rest of their lives beginning at age 65:

▪	1.90% of final average monthly compensation multiplied by years of service after 1988 (limited to 30 years), plus
▪	0.40% of final average monthly compensation in excess of $2,000 multiplied by years of service after 1988 (generally limited to 30 years), plus
▪	the monthly benefit accrued as of December 31, 1988, updated for salary increases since 1988.

Total benefits are limited by the Internal Revenue Code. In 2016, the limit was $210,000 per year or $17,500 per month. Additional provisions may apply for participants who were hired after January 1, 2002 or who worked for a bank that we acquired.

Final Average Monthly Compensation. The final average monthly compensation is the average of the highest five years of W-2 earnings (plus 401(k) deferrals minus taxable automobile allowance) within the previous 10 years, regardless of whether the years occur consecutively. Compensation is limited by the Internal Revenue Code to $265,000 per year (or $22,083 per month) for 2016.

Vesting. Participants become vested after reaching five years of service.

Early Retirement Benefits. Participants may elect to retire prior to their Normal Retirement Date.

▪	Reduced Retirement: If participants are at least age 55 and have at least 15 years of service, then they may commence benefits early on a reduced basis. The monthly benefit will be calculated using the benefit formula described above, reduced 6.67% times the number of years (up to five) that the benefit commencement date precedes the normal retirement date, and 3.33% times any additional years (up to five).
▪	Unreduced Retirement: If participants are at least age 61 and have at least 30 years of service, then they may commence benefits early on an unreduced basis.

Form of Payment. Participants may receive their pension benefit as an annuity or as a lump sum.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 33

SERP

In general, the plan provisions for the SERP are identical to the provisions of the Retirement Plan, except the benefits are calculated without regard to the limits set by the Internal Revenue Code on compensation and benefits. The net benefit payable from the SERP is the difference between this gross benefit and the benefit payable by the Retirement Plan. The SERP limits gross benefits to 60% of final average monthly compensation. As a general rule, we do not grant extra years of service under the SERP other than in the event of a change in control, when we credit our named executive officers with an additional two years of credited service; however, all of our executive officers already have earned the maximum service time. Exceptions may occur in limited instances such as a mid-career hire.

2016 Pension Benefit Table

The following table shows the years of credited service, present value of the accumulated benefit for the named executive officers as of December 31, 2016 and payments made during the last fiscal year.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
William G. Smith, Jr.	Retirement Plan	38	2,762,191	0
	SERP	38	2,742,334	0
Thomas A. Barron	Retirement Plan	42	2,775,767	0
	SERP	42	1,414,120	0
J. Kimbrough Davis	Retirement Plan	35	2,663,006	0
	SERP	35	661,175	0

(1)	Because the pension amounts shown in the Summary Compensation Table and the Pension Benefits Table are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with U.S. GAAP on the measurement date, although the SEC permits certain exceptions. The assumptions we use are described in Note 12 of our financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. As described in such Note, the discount rate assumption is 4.21% for the Retirement Plan and 3.92% for the SERP. The accumulated benefit is based on service and W-2 earnings (plus 401(k) deferrals minus taxable automobile allowance, as described above) considered by the plans for the period through December 31, 2016. We also assumed that for the Retirement Plan, 80% of participants would elect to receive a lump sum and 20% of participants would elect to receive an annuity. For the SERP, we assumed 100% of participants would elect a lump sum. We used a 4.21% interest rate for any lump sum payments in the Retirement Plan and 3.91% interest rate for any lump sum in the SERP. The post-retirement mortality assumption is based on the prescribed mortality assumption under RP-2014 mortality table, with a blue-collar adjustment for the Retirement Plan and white-collar adjustment for the SERP, projected back to 2006 using scale MP-2014 with generational projection from 2006 using Scale MP-2016 with separate mortality for annuitants and non-annuitants. The changes in the pension values shown in the Summary Compensation Table are determined as the change in the values during the fiscal year (including the impact of changing assumptions from the prior fiscal year).

34 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

PROPOSAL No. 2 – NONBINDING advisory RESOLUTION TO APPROVE OUR executive compensation

We believe that our executive compensation program is designed to retain and motivate high-quality executive leadership with the talent to support the creation of long-term shareowner value. We have structured these plans such that significant elements of the total executive compensation package (cash and equity incentives) are “at risk” elements that provide both upside potential and downside risk, ensuring that management’s interests are aligned with those of shareowners.

The Board of Directors asks that shareowners consider the following:

▪	During 2016, we had strong, broad-based loan growth of $68 million or 4.5%. We have experienced 12 consecutive quarters of loan growth;
▪	We posted a 35% reduction in nonperforming assets in 2016. We believe our strategy for the disposition of repossessed assets has worked and provided the best possible outcome for our shareowners by selling the repossessed assets at generally higher prices than we believe we could have sold the assets if we opted to immediately liquidate the assets;
▪	We have not taken on excessive interest rate risk or relaxed our credit standards, and believe our balance sheet is well positioned for an improving economy;
▪	Despite a deep and prolonged recession, Capital City earned a cumulative profit of $52.5 million from 2008 through 2016. In 2016, Capital City earned $11.7 million, which was up $0.16 per share, or 30% over 2015. We have not attempted to capitalize on short-term gains or taken on inordinate risks; instead we have implemented strategies which we believe are sustainable over long periods and will help us achieve our long-term performance goals;
▪	The Company did not take TARP or raise capital during this period. As a result, we did not dilute our shareowners by raising additional capital;
▪	We returned $9.2 million of capital to our shareowners in 2016 through share repurchases and dividends; and
▪	We believe the Company has sufficient capital and liquidity to pursue and implement its long-term strategic initiatives.

Shareowners are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for a detailed discussion of our executive compensation program. In accordance with Section 14A of the Exchange Act and as a matter of good corporate practice, we are asking for our shareowners to approve the following resolution:

“RESOLVED, that the compensation paid to Capital City Bank Group, Inc.’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Your vote on this proposal is advisory and will not be binding upon our Board of Directors. The Compensation Committee of our Board of Directors, however, will take into account the outcome of the vote when considering future executive compensation arrangements. Our current policy, as approved by the shareowners in 2011, is to hold a nonbinding shareowner vote on executive compensation every three years. This year, we are asking our shareowners to help us determine the frequency of future advisory votes.

The Board of Directors unanimously recommends a vote “FOR” for the approval, on an advisory basis, of the compensation of the named executive officers, as stated in the above resolution.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 35

PROPOSAL NO. 3 – NONBINDING ADVISORY VOTE ON THE FREQUENCY OF A SHAREOWNER VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This proposal gives our shareowners the opportunity to vote, on an advisory basis, whether the frequency of a shareowner vote on the compensation of the named executive officers will be every one, two or three years. Shareowners may also abstain from voting on the frequency of a shareowner vote on executive compensation. Because the vote is advisory, it will not be binding upon the Company or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of a shareowner vote on executive compensation.

After careful consideration, the Board of Directors has determined that having an advisory vote on the compensation of the named executive officers every three years is the best approach because an advisory vote occurring every three years will permit our shareowners to fully observe and evaluate the impact of any changes to our executive compensation philosophy and objectives which have occurred since the last advisory vote on executive compensation, including any changes in response to the outcome of a prior advisory vote on executive compensation.

The Board of Directors unanimously recommends conducting a vote to approve the compensation of the named executive officers every three years.

Note: Shareowners are not voting to approve or disapprove this recommendation. Shareowners are voting on setting the frequency of the shareowner advisory vote on executive compensation at every “3 YEARS,” as recommended by the Board of Directors, “2 YEARS,” “1 YEAR,” or you may “ABSTAIN.”

The Board of Directors unanimously recommends a vote for a frequency of every “3 YEARS.”

36 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

PROPOSAL NO. 4 – RATIFICATION OF INDEPENDENT AUDITORS

Our Audit Committee expects to appoint Ernst & Young LLP as our independent registered certified public accounting firm for the 2017 fiscal year. Shareowner ratification of the appointment of Ernst & Young as our independent auditors is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the expected appointment of Ernst & Young to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the expected appointment of Ernst & Young, the Audit Committee will reconsider whether or not to retain that firm. Even if the expected appointment of Ernst & Young is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered certified public accounting firm at any time during the year if it determines that such a change would be in our and our shareowners’ best interests. Representatives of Ernst & Young are expected to attend the 2017 Annual Meeting and, if in attendance, will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

The proposal to ratify the expected appointment of Ernst & Young as independent auditors will be approved if the votes cast by the shareowners present, or represented, at the Annual Meeting and entitled to vote on the matter favoring this proposal exceed the votes cast in opposition to the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the expected appointment of Ernst & Young as the Company’s independent auditors for the 2017 fiscal year.

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee, which operates under a written charter adopted by the Board of Directors, monitors the Company’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2016 and particularly with regard to the Company’s audited consolidated statements of financial condition as of December 31, 2016 and 2015, and the related statements of operations, comprehensive income, changes in shareowners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016.

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with Ernst & Young their judgments as to quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the Public Company Accounting Oversight Board standards. In addition, the Audit Committee discussed with Ernst & Young, the auditor’s independence from management and the Company, including the written disclosures, letter, and other matters required of Ernst & Young by the Public Company Accounting Oversight Board.

Management and the Company’s internal and independent auditors also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) cyber security procedures; (ii) information technology systems and controls; (iii) significant regulatory matters, including the results of regulatory examinations, BSA/AML, Fair Lending, Community Reinvestment Act, Home Mortgage Disclosure, and Regulation O issues; (iv) whistleblower procedures and monitoring; (v) benefit plan fund management; (vi) critical accounting policies; (vii) assessment of the impact of new accounting guidance; (viii) compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act and COSO’s Internal Control – Integrated Framework 2013; (ix) compliance with Company Code of Conduct and Ethics programs; (x) risk management initiatives and controls; (xi) the appropriateness of loan loss reserves and methodology; (xii) significant legal matters; (xiii) insider and related party transactions; and (xiv) Service Organization Control engagements.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 37

Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

2016 Audit Committee:

Frederick Carroll, III (Chair)

Allan G. Bense

J. Everitt Drew

John K. Humphress

John G. Sample, Jr.

FEES PAID TO PRINCIPAL ACCOUNTANTS

The following table represents aggregate fees, including out-of-pocket expenses, paid or to be paid to Ernst & Young for the 2016 and 2015 fiscal years.

	2016	2015
Audit Fees	$722,743	$747,500
Audit-Related Fees	91,229	84,133
Tax Fees	27,990	26,054
All Other Fees	1,860	1,995
Total	$843,822	$859,682

Audit Fees primarily represent amounts billed to us for auditing our annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), HUD Audits, reviewing the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings. Audit-Related Fees include fees for certain attestation engagements and employee benefit audits. Tax Fees are fees related to tax planning and preparation of trust tax returns. Tax Fees include $25,110 and $26,054 for tax compliance services in 2016 and 2015, respectively. All Other Fees are related to a subscription to an online accounting research tool. Total 2016 and 2015 fees include $66,922 and $62,583 in out-of-pocket expenses, respectively.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NONAUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and nonaudit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to 12 months from the date of pre-approval, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy and the fees for the services performed to date. The Audit Committee pre-approved all audit and nonaudit services provided by Ernst & Young.

The Audit Committee has determined that the nonaudit services provided by Ernst & Young during the fiscal year ended December 31, 2016 were compatible with maintaining their independence.

38 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

SHARE OWNERSHIP

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers, and parties owning beneficially more than 10% of our common stock, to file reports with the SEC to reflect their interests in our common stock. Copies of these reports must be furnished to us.

Based solely upon on a review of these reports received by us for 2016 and any written representations from reporting persons, we believe that during 2016 each required Section 16(a) report for 2016 was filed on time other than one Form 4 for Mr. Bense, which was filed late due to administrative oversight.

SHARE OWNERSHIP BY certain beneficial owners

The following table sets forth information as of December 31, 2016 (except as otherwise noted) with respect to persons known by us to be the beneficial owners of more than 5% of our common stock, based solely on the information reported by such persons in their Schedule 13D and 13G filings with the SEC. For each entity included in the table below, percentage ownership is calculated by dividing the number of shares reported as beneficially owned by such entity by the 16,942,165 shares of our common stock outstanding as of February 10, 2017.

Name and Address	Shares Beneficially Owned(1)	Percentage of Outstanding Shares Owned(2)
Estate of Robert H. Smith (1) 123 South Calhoun Street, Tallahassee, Florida 32301	2,630,242	15.52
Blackrock, Inc. (2) 55 East 52nd Street, New York, NY 10055	921,575	5.44
2S Partnership (3) 217 North Monroe Street, Tallahassee, Florida 32301	1,049,361	6.19
(1)	Based on a Statement on Schedule 13D/A filed on June 17, 2016. The Estate of Robert H. Smith has sole voting and investment power with respect to 1,580,881 shares and shared voting and investment power with respect to 1,049,361 shares. The beneficial ownership includes (i) 3,607 shares owned by Douglas W. Smith, co-executor of the estate; (ii) 300 shares owned by EWS Partnership, LLP for which Douglas W. Smith is a partner; and (iii) 1,049,361 shares held by the 2S Partnership under which the Estate of Robert H. Smith shares voting and investment power with William G. Smith, Jr. Of the shares beneficially owned by the Estate of Robert H. Smith, 1,049,361 shares are also beneficially owned by 2S Partnership and William G. Smith, Jr. Robert H. Smith, deceased, and William G. Smith, Jr. are brothers, and Lina S. Knox is their first cousin.
(2)	Based solely on a Statement on Schedule 13G filed on January 30, 2017. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 913,914 shares and sole investment power with respect to 921,575 shares.
(3)	Based solely on a Statement on Schedule 13D filed on September 27, 2010. Such filing indicates that 2S Partnership has sole voting and investment power with respect to 1,049,361 shares. All shares are also beneficially owned by the Estate of Robert H. Smith and William G. Smith, Jr.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 39

SHARE OWNERSHIP BY MANAGEMENT

The following table sets forth information, as of February 10, 2017, with respect to the number of shares of our common stock beneficially owned by our directors, executive officers named in the Summary Compensation Table, and all executive officers and directors as a group. As of February 10, 2017, there were 16,942,165 shares of our common stock outstanding.

Name	Shares Beneficially Owned(1)		Percentage of Outstanding Shares Owned(2)
Thomas A. Barron	173,179	(3)	*
Allan G. Bense	42,064		*
Frederick Carroll, III	38,568		*
Stanley W. Connally, Jr.	0		*
Cader B. Cox, III	56,918	(4)	*
J. Kimbrough Davis	95,483	(5)	*
J. Everitt Drew	32,568	(6)	*
Eric Grant	0		*
John K. Humphress	97,118	(7)	*
Laura Johnson	0		*
Lina S. Knox (9)	74,106	(8)	*
Henry Lewis III	13,803		*
John G. Sample, Jr.	3,056		*
William G. Smith, Jr. (9) Post Office Box 11248, Tallahassee, Florida 32302	3,807,084	(10)	22.47
All Directors and Executive Officers as a Group (14 Persons)	4,433,947		26.17
(1)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock if he or she has or shares voting or investment power with respect to the shares or has a right to acquire beneficial ownership at any time within 60 days from the record date. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(2)	An asterisk in this column means that the respective director or executive officer is the beneficial owner of less than 1% of our common stock.
(3)	Includes (i) 15,500 shares held in trusts under which Mr. Barron serves as trustee; and (ii) 28,906 shares owned by Mr. Barron’s wife, of which he disclaims beneficial ownership. Of the shares of our common stock beneficially owned by Mr. Barron, 132,377 shares are pledged as security.
(4)	Includes 10,500 shares owned by Mr. Cox’s wife, of which he disclaims beneficial ownership.
(5)	Includes (i) 1,373 shares in accounts for his children for which Mr. Davis and his wife act as custodian; (ii) 31,491 shares owned jointly by Mr. Davis and his wife; and (iii) 6,769 shares owned by Mr. Davis’s wife, directly and through an Individual Retirement Account of which he disclaims beneficial ownership.
(6)	Includes (i) 31,068 shares owned jointly by Mr. Drew and his wife; and (ii) 1,500 shares in accounts for his children for which Mr. Drew is custodian.
(7)	Includes 42,195 shares held by the Humphress Family Trust of which Mr. Humphress is a trustee.
(8)	Includes 23,000 shares held by the Dean Eugene Knox Lifetime QTIP Trust, of which she disclaims beneficial ownership.
(9)	Robert H. Smith, deceased, and William G. Smith, Jr. are brothers, and Lina S. Knox is their first cousin.
(10)	Includes (i) 342,641 shares held in certain trusts under which Mr. Smith has sole voting and investment power as trustee; (ii) 1,049,361 shares held by the 2S Partnership under which Mr. Smith shares voting and investment power; and (iii) 55,666 shares owned by Mr. Smith’s wife, of which he disclaims beneficial ownership. Of the shares beneficially owned by Mr. Smith, 1,049,361 shares are also beneficially owned by the Estate of Robert H. Smith.

40 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

PROXY STATEMENT – GENERAL INFORMATION

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the Proxy Materials?

This year, we are again pleased to be using the SEC rule that allows companies to furnish their Proxy Materials over the Internet. As a result, we are mailing to our shareowners a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Materials. In past years, some of our shareowners received a paper copy of the Proxy Materials. This year, however, no shareowner will receive a paper copy of the Proxy Materials by mail unless you request it. All shareowners will have the ability to access the Proxy Materials over the Internet.

Why didn’t I receive a Notice of Internet Availability of Proxy Materials in the mail?

We are providing a Notice of Internet Availability of Proxy Materials by e-mail to those shareowners who have previously elected delivery of the Proxy Materials electronically. Those shareowners should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How can I access the Proxy Materials over the Internet?

Your Notice of Internet Availability of Proxy Materials or proxy card will contain instructions on how to:

▪	View our Proxy Materials for the Annual Meeting on the Internet at www.proxyvote.com; and
▪	Instruct us to send our future Proxy Materials to you by e-mail.

Choosing to access your future Proxy Materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our Proxy Materials. If you choose to access future Proxy Materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive a Notice of Internet Availability of Proxy Materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the Proxy Materials?

To obtain a paper copy of the Proxy Materials, please follow the instructions contained on your Notice of Internet Availability of Proxy Materials.

What is being voted upon?

You are being asked to vote on four Class II nominees and one Class III nominee for election to the Board of Directors; to Consider and approve, on a non-binding advisory basis, the compensation of Capital City’s named executive officers; to hold a nonbinding advisory vote on frequency of the advisory vote on executive compensation; and to ratify our appointment of Ernst & Young LLP as our independent registered certified public accounting firm for 2017. None of the proposals will create appraisal or dissenters’ rights.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares as follows:

▪	FOR each of the nominees for election to the Board;
▪	FOR approval, on a non-binding advisory basis, the compensation of Capital City’s named executive officers;
▪	To hold future non-binding votes on named executive officer compensation every THREE YEARS; and
▪	FOR the ratification of the appointment of our independent registered public accounting firm.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 41

Could other matters be decided at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the holders of the proxies (those persons named on your proxy card) will have the discretion to vote on those matters for you.

How many votes does each share have?

Each share has one vote. For the proposals scheduled to be voted upon at the Annual Meeting, withheld votes on directors, abstentions, and shares held by a broker that the broker fails to vote are all counted to determine a quorum, but are not counted for or against the matters being considered; however, pursuant to our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender his or her resignation to the Board, as described under the heading “Corporate Governance - Director Elections.” There is no cumulative voting.

How many votes are required to have a quorum?

In order for us to conduct the Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy.

How many votes are required to elect directors, approve executive compensation, determine frequency of shareowner vote on executive compensation, and to ratify Ernst & Young’s appointment?

Directors are elected (Proposal No. 1) by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. At our Annual Meeting, the maximum number of directors to be elected is five. Although our directors are elected by plurality, our Bylaws provide that if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender his or her resignation to the Board. Votes withheld have no legal effect.

The nonbinding vote on the approval of executive compensation (Proposal No. 2) will be approved if the affirmative votes cast by shareowners present, or represented, at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

The frequency of the shareowner vote on executive compensation (Proposal No. 3) shall be determined by a plurality of the votes cast. This vote is not binding but will be taken into consideration by the Board of Directors in determining the frequency of the shareowner vote on executive compensation.

Ernst & Young’s appointment (Proposal No. 4) will be ratified if the affirmative votes cast by the shareowners present or represented at the Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

Many of our shareowners hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

▪	Shareowner of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “shareowner of record.” As the shareowner of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.
▪	Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareowner of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

42 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

How will my voting instructions be treated?

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the shareowner of record and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, then your shares will be voted as recommended by our Board of Directors.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee has discretion to vote your shares on a particular proposal and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At our Annual Meeting, only Proposal No. 4 to ratify the Company’s auditors is considered routine, which means that your broker, trustee, or other nominee can vote your shares on Proposal No. 4 if you do not timely provide instructions to vote your shares.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker nonvotes. A “broker nonvote” will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal.

Can I change my vote?

If you are a shareowner of record, you may revoke your proxy by submitting a later proxy or by written request received by our Corporate Secretary before the Annual Meeting. You may also revoke your proxy at the Annual Meeting and vote in person. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you should review the information provided to you by the holder of record that explains how to revoke previously given instructions.

Who pays for soliciting proxies?

Proxies will be solicited from our shareowners by mail or e-mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We have hired Alliance Advisors, LLC to assist in the distribution and solicitation of proxies for a fee of approximately $12,000, plus reasonable expenses. It is possible that our directors and officers and other associates may make further solicitations personally or by telephone, mail, or e-mail. Our directors and officers and other associates will receive no additional compensation for any such further solicitations.

What does it mean if I get more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the Proxy Materials?

You will receive a Notice of Internet Availability of Proxy Materials or proxy card for each account you have. Please vote proxies for all accounts to ensure that all your shares are voted.

Where can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish preliminary, and if available, final voting results in a current report on Form 8-K filed within four business days after our Annual Meeting.

Who can I call if I need assistance in voting?

If you need assistance in voting by telephone or over the Internet or completing your proxy card or have questions regarding the Annual Meeting, please contact our proxy advisor, Alliance Advisors, LLC at 888-991-1292.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 43

OTHER MATTERS

ANNUAL REPORT

We filed an annual report for the fiscal year ended December 31, 2016 on Form 10-K with the SEC. Shareowners may obtain, free of charge, a copy of our annual report. Requests should be directed to our Corporate Secretary, Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301.

shareowners sharing the same address

We have adopted a procedure approved by the SEC known as “householding.” Under this procedure, shareowners of record who have the same address and last name and do not participate in electronic delivery or in notice and access will receive only one set of Proxy Materials, unless one or more of these shareowners notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, American Stock Transfer & Trust Company, in writing, by telephone, or on the Internet:

American Stock Transfer & Trust Company

59 Maiden Lane, Plaza Level

New York, NY 10038

(800) 937-5449 (U.S. and Canada)

(718) 921-8124 (International)

www.amstock.com

If you are eligible for householding, but you and other shareowners of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

SHAREOWNER PROPOSALS

Shareowner proposals that are to be included in the Proxy Statement for the 2018 meeting must be received by November 7, 2017. Shareowner proposals for the 2018 meeting that are not intended to be included in the Proxy Statement for that meeting must be received by January 21, 2018, or the Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to J. Kimbrough Davis, Corporate Secretary, at our principal offices.

DIRECTOR NOMINATIONS

Any shareowner entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareowner may recommend a director nominee by submitting the name and qualifications of the candidate the shareowner wishes to recommend, pursuant to Article VII of our Articles of Incorporation, to Corporate Governance and Nominating Committee of the Board of Directors, c/o Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301. To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received no earlier than 180 days and no later than 120 days prior to March 7, 2018, the first anniversary of this year’s Notice of Annual Meeting date. In other words, director nominations must be received no earlier than September 8, 2017, and no later than November 7, 2017. Recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareowners. Recommendations meeting these requirements will be brought to the attention of the Corporate Governance and Nominating Committee. Candidates for director recommended by shareowners are afforded the same consideration as candidates for director identified by our directors, executive officers, or search firms, if any, employed by us.

44 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CAPITAL CITY BANK GROUP, INC. 217 NORTH MONROE STREET TALLAHASSEE, FL 32301 ATTN: J. KIMBROUGH DAVIS E20243-P86011 CAPITAL CITY BANK GROUP, INC. Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) Thomas A. Barron 02) Stanley W. Connally, Jr. 03) J. Everitt Drew 04) Eric Grant 05) Laura Johnson The Board of Directors recommends you vote FOR the following proposal: Abstain Against For The Board of Directors recommends you vote FOR the following proposal: For Against Abstain! ! ! ! ! ! 4. To ratify the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the current fiscal year ending December 31, 2017. 2. Non-binding approval of executive compensation.The Board of Directors recommends you vote for 3 years on the following proposal: Abstain 3 Years 1 Year 2 Years NOTE: In their sole discretion, the proxies may approve such other business as may properly come before the meeting or any adjournment and/or postponements of the meeting. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE GIVEN ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS, AND AS DETERMINED BY THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT AT THE MEETING. THE UNDERSIGNED SHAREOWNER(S) HEREBY ACKNOWLEDGE(S) RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT. ! ! ! ! 3. Advisory vote on the frequency of the non-binding approval of executive compensation. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All owners must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E20244-P86011 CAPITAL CITY BANK GROUP, INC. 217 North Monroe Street Tallahassee, Florida 32301 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPITAL CITY BANK GROUP, INC. FOR THE ANNUAL MEETING OF SHAREOWNERS APRIL 25, 2017 As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM and follow the simple instructions. Use the sixteen digit Control Number shown on this proxy card. KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareowner of Capital City Bank Group, Inc. (the "Company"), Tallahassee, Florida, do hereby nominate, constitute and appoint Bethany H. Corum and Dale A. Thompson (collectively, the "Proxies"), or any one of them (with full power to act alone), my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead, to vote all the shares of Common Stock of the Company that the shareowner signing this Proxy Card is entitled to vote at the annual meeting of its shareowners to be held at the FSU Turnbull Conference Center, 555 West Pensacola Street, Tallahassee, FL 32301 at 10:00 a.m. local time, or at any adjournments or postponements thereof, as instructed on the reverse side of this Proxy Card and in the Proxies' discretion on other matters. All proxies previously given or executed by the shareowner signing this Proxy Card are hereby revoked. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side V.1.1